UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under § 240.14a-12

NOBLE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOBLE CORPORATION

Dorfstrasse 19A

6340 Baar

Zug, Switzerland

INVITATION TO ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On April 26, 2013

To the Shareholders of Noble Corporation:

The annual general meeting of shareholders of Noble Corporation, a Swiss corporation (the “Company”), will be held on April 26, 2013, at 3:00 p.m., local time, at the Parkhotel Zug, Industriestrasse 14, Zug, Switzerland.

Agenda Items

(1)	Election of Directors.

Proposal of the Board of Directors

The Board of Directors proposes that Michael A. Cawley and Gordon T. Hall be re-elected and Ashley Almanza be elected for a three-year term that will expire in 2016.

(2)	Approval of the 2012 Annual Report, the Consolidated Financial Statements of the Company for Fiscal Year 2012 and the Statutory Financial Statements of the Company for Fiscal Year 2012.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders approve the 2012 Annual Report, the consolidated financial statements for fiscal year 2012 and the statutory financial statements for fiscal year 2012.

(3)	Dividend Payment Funded From Capital Contribution Reserve.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders approve (A) the release and allocation of CHF 524,624,771.44, which is equal to approximately USD $563,143,807.90 using the currency exchange rate as published by the Swiss National Bank on February 21, 2013 (CHF 0.9316/1.0 USD), from the Company’s capital contribution reserve to a special reserve account (the “Dividend Reserve”), (B) a dividend in the amount of USD $1.00 per share to be distributed out of the Dividend Reserve and paid in four installments of USD $0.25 per share (each, an “Installment”) in August 2013, November 2013, February 2014 and May 2014 (in each case subject to the availability of a sufficient amount in the Dividend Reserve) provided that the Board of Directors shall have the authority to accelerate the payment of any Installment or portions thereof in its sole discretion at any time prior to payment of the final Installment and (C) the automatic re-allocation to the capital contribution reserve of any amount of the Dividend Reserve remaining after payment of the final quarterly Installment of the dividend.

(4)	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2013 and Election of PricewaterhouseCoopers AG as Statutory Auditor.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 and that PricewaterhouseCoopers AG be elected as the Company’s statutory auditor pursuant to the Swiss Code of Obligations for a one-year term commencing on the date of the 2013 annual general meeting of shareholders and terminating on the date of the 2014 annual general meeting of shareholders.

(5)	Discharge of the Members of the Board of Directors and the Executive Officers for Fiscal Year 2012.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders discharge the members of the Board of Directors and the executive officers from personal liability for fiscal year 2012.

(6)	An Advisory Vote on the Company’s Executive Compensation.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders, in an advisory vote, approve the compensation of the Company’s named executive officers.

(7)	Extension of Board Authority to Issue Authorized Share Capital.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders extend the Board’s authority to issue up to 133,075,000 shares until April 25, 2015 and approve the amendment to Article 6 paragraph 1 of our Articles of Association accordingly. The maximum number of issuable shares corresponds to 50% of our registered share capital as of February 28, 2013.

Organizational Matters

A copy of the proxy materials, including a proxy card, will be sent to each shareholder registered in the Company’s share register as of the close of business, U.S. Eastern time, on March 1, 2013. Any additional shareholders who are registered with voting rights in the Company’s share register as of the close of business, U.S. Eastern time, on April 8, 2013 or who notify the Company’s Corporate Secretary in writing of their acquisition of shares by such time will receive a copy of the proxy materials after April 8, 2013. Shareholders who are not registered in the Company’s share register as of the close of business, U.S. Eastern time, on April 8, 2013 or who have not notified the Company’s Corporate Secretary in writing (mail to Noble Corporation, Attention: Corporate Secretary, Dorfstrasse 19A, 6340 Baar, Zug, Switzerland) of their acquisition of shares by such time will not be entitled to attend, vote or grant proxies to vote at, the 2013 annual general meeting. No shareholder will be entered in or removed from the Company’s share register as a shareholder with voting rights between the close of business, U.S. Eastern time, on April 8, 2013 and the opening of business, U.S. Eastern time, on the day following the annual general meeting. Computershare Trust Company, N.A., as agent, which maintains the Company’s share register, will, however, continue to register transfers of Noble Corporation shares in the share register in its capacity as transfer agent during this period.

Shareholders who are registered with voting rights in the Company’s share register as of the close of business, U.S. Eastern time, on April 8, 2013 or who have notified the Company’s Corporate Secretary in writing of their acquisition of shares by such time (and who have had their notice properly accepted by the Corporate Secretary) have the right to attend the annual general meeting and vote their shares, or may grant a proxy to vote on each of the proposals in this invitation and any other matter properly presented at the meeting for consideration to either the Company or the independent representative, Mr. Christian Koller, Gloor & Sieger, by marking the proxy card appropriately, executing it in the space provided, dating it and returning it prior to close of business, U.S. Eastern time, on April 25, 2013 either to:

Noble Corporation

c/o MacKenzie Partners, Inc.

Corporate Election Services

P.O. Box 3230

Pittsburgh, PA 15230-9404

or, if granting a proxy to the independent representative:

Mr. Christian Koller

c/o Gloor & Sieger

Utoquai 37

P.O. Box 581

CH 8024 Zurich, Switzerland

Shares of holders who are registered with voting rights in the Company’s register as of the close of business, U.S. Eastern time, on April 8, 2013 or who have notified the Company’s Corporate Secretary in writing of their acquisition of shares by such time (and who have had their notice properly accepted by the Corporate Secretary) and who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. The Company or the independent representative, as applicable, will vote shares of holders with voting rights who have timely submitted a properly executed proxy card and have not specifically indicated their votes (irrespective of whether a proxy has been granted to the Company or the independent representative) in the manner recommended by the Board of Directors.

If any other matters are properly presented at the meeting for consideration, the Company and the independent representative, as applicable, will vote on these matters in the manner recommended by the Board of Directors.

Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.

Please note that shareholders attending the annual general meeting in person or by proxy are required to show their proxy card and proper identification on the day of the annual general meeting. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder’s proxy card and proper identification upon exit.

Proxy Holders of Deposited Shares

Institutions subject to the Swiss Federal Law on Banks and Savings Banks as well as professional asset managers who hold proxies for beneficial owners who did not grant proxies to the Company or the independent representative are kindly asked to inform the Company of the number and par value of the shares they represent as soon as possible, but no later than April 26, 2013, 2:00 p.m., Zug time, at the admission desk for the annual general meeting.

Annual Report, Consolidated Financial Statements

A copy of the 2012 Annual Report of the Company, including the consolidated financial statements for fiscal year 2012, the statutory financial statements for fiscal year 2012 and the audit reports on such statements, are available for physical inspection at the Company’s registered office at Dorfstrasse 19A, 6340 Baar, Zug, Switzerland. Copies of these materials may be obtained without charge by contacting Investor Relations at our offices at Dorfstrasse 19A, 6340 Baar, Zug, Switzerland, telephone number 41 (41) 761-6555.

Your vote is important. All shareholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to submit your proxy by completing, signing, dating and mailing the enclosed proxy or voting instruction card in the postage-paid envelope provided.

By Order of the Board of Directors

Julie J. Robertson

Secretary

Baar, Switzerland

March 11, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON APRIL 26, 2013.

Our proxy statement and 2012 Annual Report are available at

www.noblecorp.com/2013proxymaterials

The U.S. Securities and Exchange Commission has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders in lieu of a paper copy of the proxy statement, the glossy annual report to shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012, and the 2012 statutory financials, including the audit reports on the 2012 consolidated financial statements and on the 2012 statutory financials (the “2012 Annual Report”), and related materials (collectively, the “proxy materials”). Accordingly, on March 11, 2013, we will start mailing the Notice to our shareholders and will post our proxy materials on the website referenced in the Notice (www.noblecorp.com/2013proxymaterials).

The Notice will instruct you as to how you may access and review the information in the proxy materials. Alternatively, you may order a paper copy of the proxy materials at no charge by following the instructions provided in the Notice.

In addition, we intend to mail a paper copy of the proxy materials to any other shareholder who is a shareholder of record on April 8, 2013 but was not a shareholder on March 1, 2013.

v

Page No.
GENERAL	1
BACKGROUND OF THE COMPANY	1
PROXIES AND VOTING INSTRUCTIONS	1
PRESENCE QUORUM	3
VOTES REQUIRED	3
RECORD DATE	4
PROPOSAL 1 ELECTION OF DIRECTORS	5
ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS	9
POLICIES AND PROCEDURES RELATING TO TRANSACTIONS WITH RELATED PERSONS	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
EXECUTIVE COMPENSATION	17
COMPENSATION DISCUSSION AND ANALYSIS	17
EXECUTIVE SUMMARY	17
DETAILS OF OUR COMPENSATION PROGRAM	20
COMPENSATION COMMITTEE REPORT	32
SUMMARY COMPENSATION TABLE	33
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL	41
DIRECTOR COMPENSATION	46
EQUITY COMPENSATION PLAN INFORMATION	48
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
REPORT OF THE AUDIT COMMITTEE	49
AUDITORS	50
PROPOSAL 2 APPROVAL OF THE 2012 ANNUAL REPORT, THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 2012 AND THE STATUTORY FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 2012	51
PROPOSAL 3 DIVIDEND PAYMENT FUNDED FROM CAPITAL CONTRIBUTION RESERVE	52
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND ELECTION OF PRICEWATERHOUSECOOPERS AG AS STATUTORY AUDITOR	54
PROPOSAL 5 DISCHARGE OF THE MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS FOR FISCAL YEAR 2012	55
PROPOSAL 6 ADVISORY VOTE ON EXECUTIVE COMPENSATION	56
PROPOSAL 7 EXTENSION OF BOARD AUTHORITY TO ISSUE AUTHORIZED SHARE CAPITAL	57
OTHER MATTERS	58
SHAREHOLDER PROPOSALS	58
SOLICITATION OF PROXIES	58
ADDITIONAL INFORMATION ABOUT THE COMPANY	58

NOBLE CORPORATION

Dorfstrasse 19A

6340 Baar

Zug, Switzerland

PROXY STATEMENT

For Annual General Meeting of Shareholders

To Be Held on April 26, 2013

GENERAL

This proxy statement is furnished to shareholders of Noble Corporation, a Swiss company (“Noble Switzerland”), in connection with the solicitation by our board of directors (“Board”) of proxies for use at the annual general meeting of shareholders to be held on April 26, 2013 at 3:00 p.m., local time, at the Parkhotel Zug, Industriestrasse 14, Zug, Switzerland, and for the purposes set forth in the accompanying notice. The approximate date of first mailing of this proxy statement and the accompanying proxy or, in the case of participants in the Noble Drilling Corporation 401(k) Savings Plan, voting instruction card is March 11, 2013.

Background of the Company

In March 2009, Noble Corporation, a Cayman Islands company (“Noble Cayman”), completed a series of transactions pursuant to which Noble Cayman, by way of schemes of arrangement under Cayman Islands law, became a wholly owned subsidiary of Noble Switzerland (the “Transaction”). In the Transaction, Noble Switzerland issued one of its shares in exchange for each ordinary share of Noble Cayman. In addition, Noble Switzerland issued approximately 15 million of its shares to Noble Cayman for future use to satisfy its obligations to deliver shares in connection with awards granted under its employee benefit plans and other corporate purposes. The Transaction effectively changed the place of incorporation of the publicly traded parent of the Noble group of companies from the Cayman Islands to Switzerland.

References to the “Company,” “we,” “us,” or “our” for periods before March 27, 2009 include Noble Cayman together with its subsidiaries, unless the context indicates otherwise. References to the “Company,” “we,” “us” or “our” for periods from and after March 27, 2009 include Noble Switzerland together with its subsidiaries, unless the context indicates otherwise.

Proxies and Voting Instructions

A proxy card is being sent with this proxy statement to each holder of shares registered in the Company’s register as of the close of business, U.S. Eastern time, on March 1, 2013. In addition, a proxy card will be sent with this proxy statement to each additional holder of shares who is registered with voting rights in the Company’s register as of the close of business, U.S. Eastern time, on April 8, 2013 (which is effectively the record date for the meeting) or who notifies the Company’s Corporate Secretary in writing of their acquisition of shares by such time. If you are registered as a shareholder in the Company’s register as of the close of business, U.S. Eastern time, on April 8, 2013 or you have notified the Company’s Corporate Secretary in writing of your acquisition of shares by such time (and your notice has been properly accepted by the Corporate Secretary), you may grant a proxy to vote on each of the proposals described in this proxy statement and any other matter properly presented at the meeting for consideration to either the Company or the independent representative, Mr. Christian Koller, Gloor & Sieger, by marking your proxy card appropriately, executing it in the space provided, dating it and returning it prior to the close of business, U.S. Eastern time, on April 25, 2013 either to:

Noble Corporation

c/o MacKenzie Partners, Inc.

Corporate Election Services

P.O. Box 3230

Pittsburgh, PA 15230-9404

or, if granting a proxy to the independent representative:

Mr. Christian Koller

c/o Gloor & Sieger

Utoquai 37

P.O. Box 581

CH 8024 Zurich, Switzerland

Please sign, date and mail your proxy card in the envelope provided.

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. In particular, if you hold your shares in “street name” through The Depository Trust Company (“DTC”), you should follow the procedures typically applicable to voting of securities beneficially held through DTC because Cede & Co., as nominee of DTC, has been registered with voting rights in the Company’s share register with respect to such shares.

Although the Company is organized under Swiss law, the Company is subject to the U.S. Securities and Exchange Commission (“SEC”) proxy requirements and the applicable corporate governance rules of the New York Stock Exchange (“NYSE”), where its shares are listed, and has not imposed any restrictions on trading of its shares as a condition of voting at the annual general meeting. In particular, the Company has not imposed any “share blocking” or similar transfer restrictions of a type that might be associated with voting by holders of bearer shares or American Depositary Receipts and has not issued any bearer shares or American Depositary Receipts.

If you were a holder with voting rights on April 8, 2013 and have timely submitted a properly executed proxy card and specifically indicated your votes, your shares will be voted as indicated. If you were a holder with voting rights on April 8, 2013 and you have timely submitted a properly executed proxy card and have not specifically indicated your votes (irrespective of whether a proxy has been granted to the Company or the independent representative), the Company or the independent representative, as applicable, will vote your shares in the manner recommended by our Board.

There are no other matters that our Board intends to present, or has received proper notice that others will present, at the annual general meeting. If any other matters are properly presented at the meeting for consideration, the Company and the independent representative, as applicable, will vote any proxies submitted to them on these matters in the manner recommended by our Board.

You may revoke your proxy at any time prior to its exercise by:

•

giving written notice of the revocation to our Corporate Secretary, with respect to proxies granted to the Company, or to the independent representative at the address set forth above, with respect to proxies granted to the independent representative, in each case before April 26, 2013;

•

notifying our Corporate Secretary at least two hours before the time the meeting is scheduled to begin, with respect to proxies granted to the Company, or notifying the independent representative at least two hours before the time the meeting is scheduled to begin, with respect to proxies granted to the independent representative, and appearing at the annual general meeting and voting in person; or

•	properly completing and executing a later-dated proxy and delivering it to our Corporate Secretary or the independent representative, as applicable, at or before the meeting.

If you attend the annual general meeting in person without voting, this will not automatically revoke your proxy. If you revoke your proxy during the meeting, this will not affect any vote previously taken. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your bank, broker or other nominee.

If you were a participant in the Noble Drilling Corporation 401(k) Savings Plan as of the close of business, U.S. Eastern time, on March 1, 2013 or April 8, 2013, you should receive a voting instruction card for shares held in the Plan. You can provide instructions to the plan trustee as to how to vote shares held in the plan by completing, signing, dating and mailing the voting instruction card in the postage-paid envelope.

Presence Quorum

The presence of shareholders, in person or by proxy, holding at least a majority of the total shares entitled to vote at the annual general meeting will constitute a presence quorum for purposes of all proposals. For all proposals, the presence of shareholders will be counted at the time when the annual general meeting proceeds to business, and abstentions and “broker non-votes” (i.e., shares held by brokers or nominees for which specific voting instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted as present for purposes of determining whether there is a presence quorum.

Votes Required

Each share is entitled to one vote.

Approval of the proposal to extend our Board’s authority to issue authorized share capital (Agenda Item (7)) requires the affirmative vote of at least two-thirds of the shares represented in person or by proxy at the annual general meeting (which will also satisfy the requirement for approval of the absolute majority of the par value of such shares).

Approval of the proposal to elect the three nominees named in the proxy statement as directors (Agenda Item (1)) requires the affirmative vote of a plurality of the votes cast in person or by proxy. The plurality requirement means that the director nominee with the most votes for a board seat is elected to that board seat.

Approval of each of the following proposals requires the affirmative vote of a majority of the votes cast on such proposal at the annual general meeting in person or by proxy:

•

the proposal to approve the 2012 Annual Report, the consolidated financial statements of the Company for fiscal year 2012 and the statutory financial statements of the Company for fiscal year 2012 (Agenda Item (2));

•	the proposal to pay a dividend funded from capital contribution reserve (Agenda Item (3));

•

the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013 and to elect PricewaterhouseCoopers AG as the Company’s statutory auditor for a one-year term (Agenda Item (4));

•	the proposal to discharge the members of our Board and our executive officers for fiscal year 2012 (Agenda Item (5)); and

•	the advisory vote on executive compensation (Agenda Item (6)).

Abstentions and broker non-votes will have no effect on any of the proposals, except abstentions will have the same effect as a vote against Agenda Item (7). The votes of any member of our Board or any of our executive officers will not be counted towards the proposal to discharge the members of our Board and our executive officers.

Record Date

Only shareholders of record as of the close of business, U.S. Eastern time, on April 8, 2013 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the annual general meeting. No shareholder will be entered in or removed from the Company’s share register with voting rights between the close of business, U.S. Eastern time, on April 8, 2013 and the opening of business, U.S. Eastern time, on the day following the annual general meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Articles of Association provide for three classes of directors, with approximately one-third of the directors constituting our Board being elected each year to serve a three-year term. Three directors compose the class whose term expires at the 2013 annual general meeting: Michael A. Cawley, Gordon T. Hall and Jack E. Little. The nominating and corporate governance committee of our Board has approved, and our Board has unanimously nominated, Mr. Cawley and Mr. Hall for re-election as directors of the Company to serve three-year terms expiring in 2016 and Ashley Almanza for election as a director of the Company for the same term. The Company’s corporate governance guidelines provide that a person is eligible to be elected as a director of the Company until the annual general meeting next succeeding his 72nd birthday. As a result, Mr. Little, age 74, is not eligible to stand for re-election at the annual general meeting.

The individuals nominated for election at the annual general meeting will be elected by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. All duly submitted and unrevoked proxies will be voted for the nominees nominated by our Board, except where authorization so to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the election of its nominees for director.

Information about the individuals nominated for election at the annual general meeting, and the directors whose terms do not expire at the annual general meeting, is presented below. When assessing the qualifications of a particular person to serve as a director, our nominating and corporate governance committee and our Board consider an individual candidate’s experience as well as the collective experiences of our Board members taken as a whole. The members of our Board, including the individuals nominated for election, have a variety of experiences and attributes that qualify them to serve on our Board, including accounting, finance and legal experience, extensive senior management experience in the energy industry, including oil and gas and offshore drilling, and experience as directors of other public companies. Certain members also possess valuable historical knowledge of the Company and our industry by virtue of their previous service on our Board.

NOMINEES FOR CLASS WHOSE TERM EXPIRES IN 2016

Michael A. Cawley,

age 65, director since 1985

Mr. Cawley served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc., a not-for-profit corporation (the “Noble Foundation”), from February 1992 until his retirement in January 2012, after serving as Executive Vice President of the Noble Foundation since January 1991. Mr. Cawley also served as a trustee of the Noble Foundation from 1988 until his retirement in January 2012. The Noble Foundation is engaged in agricultural research, education, demonstration and consultation; plant biology and applied biotechnology; and assistance through granting to selected nonprofit organizations. For more than five years prior to 1991, Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law. Mr. Cawley currently serves as Of Counsel to the law firm of Thompson, Cawley, Veazey & Burns, a professional corporation, and is the Manager and President of the Cawley Consulting Group, LLC. Mr. Cawley is a director of Noble Energy,

Inc. and also serves as a director of numerous non-profit organizations. Mr. Cawley brings to our Board experience in, and knowledge of, both the drilling industry and broader energy industry and knowledge of the Company by virtue of his 25 plus years experience as a director of the Company and his other energy industry and legal experience.

Gordon T. Hall,

age 53, director since 2009	Mr. Hall serves as Chairman of the Board of Exterran Holdings, Inc., a natural gas compression and production services company. He previously served as Chairman of the Board of Hanover Compressor Company from May 2005 until its merger with Universal Compression Holdings, Inc. to create Exterran in August 2007. Mr. Hall retired as Managing Director from Credit Suisse, a brokerage services and investment banking firm, where he was employed from 1987 through 2002. While at Credit Suisse, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall has been self-employed since leaving his position with Credit Suisse. Mr. Hall was a director of Hydril Company, an oil and gas service company specializing in pressure control equipment and premium connections for tubing and casing, until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc., a drilling technology and manufacturing company, until its acquisition by National Oilwell Varco, Inc. in April 2008. Mr. Hall serves as a director of several private companies and several non-profit organizations. Mr. Hall brings to our Board financial and analytical expertise and investment banking experience, with a focus on the energy sector, and experience as a director of multiple public energy companies.

Ashley Almanza,

age 49	Mr. Almanza serves as a Director of Schroders PLC, a global asset management company headquartered in London, and has served in such capacity since August 2011. Mr. Almanza also served as Executive Director and Chief Financial Officer of BG Group PLC, a global oil and gas company headquartered in the United Kingdom, from August 2002 to March 2011, and as an Executive Vice President from October 2009 to December 2012. Mr. Almanza brings to our Board experience and knowledge gained as an executive officer in the energy industry, as well as extensive accounting and financial expertise.

CONTINUING DIRECTORS IN CLASS WHOSE TERM EXPIRES IN 2014

Lawrence J. Chazen,

age 72, director since 1994	Mr. Chazen has served since 1977 as Chief Executive Officer of Lawrence J. Chazen, Inc., a California registered investment adviser engaged in providing financial advisory services. Mr. Chazen brings to our Board a strong financial background, knowledge of the drilling industry and a history with the Company as a director for over 15 years.

Jon A. Marshall,

age 61, director since 2009	Mr. Marshall served as President and Chief Operating Officer of Transocean Inc. from November 2007 to May 2008, and immediately prior to that served as Chief Executive Officer of GlobalSantaFe Corporation from May 2003 until November 2007, when GlobalSantaFe merged with Transocean. Transocean is an offshore drilling contractor. Mr. Marshall has not held a principal employment since leaving his position with Transocean. Mr. Marshall is a director of Cobalt International Energy, Inc. and also serves as a director of several private companies and several non-profit organizations. Mr. Marshall brings to our Board experience in executive positions and experience as a director for public offshore drilling companies.

Mary P. Ricciardello,

age 57, director since 2003	Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Inc. from January 2001 to August 2002, and immediately prior to that served as its Senior Vice President and Comptroller from September 1999 to January 2001 and as its Vice President and Comptroller from 1996 to September 1999. Ms. Ricciardello also served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. from May 2001 to August 2002. Reliant principally provides electricity and energy services to retail and wholesale customers. Ms. Ricciardello’s current principal occupation is as a certified public accountant, and she has not held a principal employment since leaving her positions with Reliant Energy, Inc. and Reliant Resources, Inc. in August 2002. Ms. Ricciardello is also a director of Devon Energy Corporation and Midstates Petroleum Company, Inc., an independent exploration and production company. Ms. Ricciardello also serves as a director of several non-profit organizations. Ms. Ricciardello also served as a director of U.S. Concrete, Inc. from 2003 until August 2010. Ms. Ricciardello brings to our Board extensive accounting experience and experience from service on the boards of multiple public companies.

CONTINUING DIRECTORS IN CLASS WHOSE TERM EXPIRES IN 2015

Julie H. Edwards,

age 54, director since 2006

Ms. Edwards served as Senior Vice President of Corporate Development of Southern Union Company from November 2006 to January 2007, and immediately prior to that served as its Senior Vice President and Chief Financial Officer from July 2005 to November 2006. Southern Union is primarily engaged in the transportation and distribution of natural gas. Prior to joining Southern Union, Ms. Edwards served as Executive Vice President – Finance and Administration and Chief Financial Officer for Frontier Oil Corporation in Houston since 2000. She joined Frontier Oil in 1991 as Vice President – Secretary and Treasurer after serving as Vice President of Corporate Finance for Smith Barney, Harris, Upham & Co., Inc., New York and Houston, from 1988 to 1991, after joining the company as an associate in 1985. Ms. Edwards has not held a principal employment since retiring from Southern Union. Ms. Edwards is also a director of ONEOK, Inc. and ONEOK Partners GP, L.L.C. Ms. Edwards served as a director of the NATCO Group, Inc. from 2004 until its merger with Cameron International Corporation in 2009. Ms. Edwards brings to our Board experience in finance and senior management positions for multiple energy companies and experience as a director of several public companies.

David W. Williams,

age 55, director since 2008	Mr. Williams has served as Chairman, President and Chief Executive Officer of the Company since January 2, 2008. Mr. Williams served as Senior Vice President – Business Development of Noble Drilling Services Inc., an indirect, wholly-owned subsidiary of the Company, from September 2006 to January 2007, as Senior Vice President – Operations of Noble Drilling Services Inc. from January to April 2007, and as Senior Vice President and Chief Operating Officer of the Company from April 2007 to January 2, 2008. Prior to September 2006, Mr. Williams served for more than five years as Executive Vice President of Diamond Offshore Drilling, Inc., an offshore oil and gas drilling contractor. Mr. Williams brings to our Board extensive experience in senior management positions in the offshore drilling sector and knowledge of the Company and the industry by virtue of his position as President and Chief Executive Officer of the Company.

None of the corporations or other organizations in which our non-management directors carried on their respective principal occupations and employments or for which our non-management directors served as directors during the past five years is a parent, subsidiary or other affiliate of the Company.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence

Our Board has determined that (a) each of Mr. Cawley, Mr. Chazen, Ms. Edwards, Mr. Hall, Mr. Little, Mr. Marshall, Ms. Ricciardello and Mr. Almanza qualifies as an “independent” director under the NYSE corporate governance rules and (b) each of Mr. Chazen, Mr. Hall and Ms. Ricciardello, constituting all the members of the audit committee, qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Independent non-management directors comprise in full the membership of each committee described below under “Board Committees and Meetings.”

In order for a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director has no material relationship with the Company other than in his or her capacity as a director of the Company. The Company’s corporate governance guidelines provide that a director will not be independent if, within the preceding three years,

•	the director was employed by the Company;

•	an immediate family member of the director was an executive officer of the Company;

•

the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service);

•

the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

•

the director or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

•

the director is an executive officer or an employee, or an immediate family member of the director is an executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or two percent of such other company’s consolidated gross revenues.

The following will not be considered by our Board to be a material relationship that would impair a director’s independence: If a director is an executive officer of, or beneficially owns in excess of 10 percent equity interest in, another company

•	that does business with the Company, and the amount of the annual payments to the Company is less than five percent of the annual consolidated gross revenues of the Company;

•	that does business with the Company, and the amount of the annual payments by the Company to such other company is less than five percent of the annual consolidated gross revenues of the Company; or

•	to which the Company was indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of the consolidated assets of the Company.

For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our directors who satisfy the independence guidelines described above. These independence guidelines used by our Board are set forth in our corporate governance guidelines, which are published under the governance section of our website at www.noblecorp.com.

In accordance with the Company’s corporate governance guidelines, the non-management directors have chosen a lead director to preside at regularly scheduled executive sessions of our Board held without management present. Mr. Cawley currently serves as lead director.

Board Committees and Meetings and Other Governance Matters

The Company has standing audit, compensation, nominating and corporate governance, and health, safety, environment and engineering committees of our Board. Each of these committees operates under a written charter that has been adopted by the respective committee and by our Board. The charters are published under the governance section of the Company’s website at www.noblecorp.com and are available in print to any shareholders who request them.

The current members of the committees, number of meetings held by each committee during 2012, and a description of the functions performed by each committee are set forth below:

Audit Committee (9 meetings). The current members of the audit committee are Mary P. Ricciardello, Chair, Lawrence J. Chazen and Gordon T. Hall. The primary responsibilities of the audit committee are the appointment, compensation, retention and oversight of the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and approve an annual report for inclusion in this proxy statement, and to assist our Board with oversight of the following: integrity of the Company’s financial statements; compliance by the Company with standards of business ethics and legal and regulatory requirements; qualifications and independence of the Company’s independent auditors (including both our independent registered public accounting firm and our statutory auditors); and performance of the Company’s independent auditors and internal auditors. Our Board has determined that Ms. Ricciardello is an “audit committee financial expert” as that term is defined under the applicable SEC rules and regulations. The audit committee’s report relating to 2012 begins on page 49 of this proxy statement.

Compensation Committee (6 meetings). The current members of the compensation committee are Jack E. Little, Chair, Michael A. Cawley, Julie H. Edwards and Jon A. Marshall. The primary responsibilities of the compensation committee are to discharge our Board’s responsibilities relating to compensation of directors and executive officers, to assist our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans, and to prepare an annual disclosure under the caption “Compensation Committee Report” for inclusion in the Company’s proxy statement for its annual general meeting of shareholders. The compensation committee’s report relating to 2012 appears on page 32 of this proxy statement.

Nominating and Corporate Governance Committee (5 meetings). The current members of the nominating and corporate governance committee are Michael A. Cawley, Chair, Lawrence J. Chazen, Julie H. Edwards and Mary P. Ricciardello. The primary responsibilities of the nominating and corporate governance committee are to assist our Board in reviewing, evaluating, selecting and recommending director nominees when one or more directors are to be appointed, elected or re-elected to our Board; to monitor, develop and recommend to our Board a set of principles, policies and practices relating to corporate governance; and to oversee the process by which our Board, our Chief Executive Officer and executive management are evaluated.

The nominating and corporate governance committee believes that directors should possess the highest personal and professional ethics, character, integrity and values; an inquisitive and objective perspective; practical wisdom; and mature judgment. Directors must be willing to devote sufficient time to discharging their duties and responsibilities effectively, and they should be committed to serving on our Board for an extended period of time. The nominating and corporate governance committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to our Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. Without limiting the generality of the preceding sentence, the nominating and corporate governance committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

The nominating and corporate governance committee’s process for identifying candidates includes seeking recommendations from one or more of the following: current and retired directors and executive officers of the Company; a firm (or firms) that specializes in identifying director candidates (which firm may earn a fee for its services paid by the Company); persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and, subject to compliance with applicable procedures, shareholders of the Company. The nominating and corporate governance committee’s process for evaluating candidates includes investigation of the person’s specific experiences and skills, time availability in light of commitments, potential conflicts of interest, and independence from management and the Company. Candidates recommended by a shareholder are evaluated in the same manner as are other candidates. We did not receive any recommendations from shareholders of the Company for director nominees for the annual general meeting.

Health, Safety, Environment and Engineering Committee (2 meetings). The current members of the health, safety, environment and engineering committee are Jon A. Marshall, Chair, Gordon T. Hall and Jack E. Little. The primary responsibilities of the health, safety, environment and engineering committee are to assist our Board with its oversight of material engineering projects and health, safety and environmental matters. The committee provides oversight of the risk associated with material engineering projects, as well as the management of such projects. It also assists with the oversight of the Company’s identification, management and mitigation of risk in the areas of health, safety and the environment and the Company’s policies and management systems with respect to these matters.

Under the Company’s policy on director attendance at annual general meetings of shareholders, all directors are expected to attend each annual general meeting, and any director who should become unable to attend the annual general meeting is responsible for notifying the Chairman of the Board in advance of the meeting. At the date of this proxy statement, we know of no director who will not attend the annual general meeting. In 2012, all directors attended the annual general meeting of shareholders held on April 27, 2012.

In 2012, our Board held five meetings. In 2012, each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board and (2) the total number of meetings of committees of our Board on which such director served (during the periods that such director served).

Our By-laws provide that our Board will select from among its members one Chairman, and since January 2008, David W. Williams has held both the positions of Chairman and Chief Executive Officer of the Company. For much of our corporate history, our Chief Executive Officer has also served as Chairman. Our Board believes this leadership structure has served the Company and our shareholders well and is commonly used by other companies whose securities are publicly traded in the United States.

Our Articles of Association and corporate governance guidelines provide our Board the flexibility either to combine or to separate the positions of Chairman and Chief Executive Officer. Our Board believes it is in the best interests of the Company and our shareholders for our Board to have the flexibility to determine the best director to serve as Chairman, whether such director is an independent director or our Chief Executive Officer. At the current time, our Board believes that the Company and our shareholders are best served by having the Chief Executive Officer also serve as Chairman. The Chief Executive Officer bears the primary responsibility for managing our day-to-day business, and our Board believes that he is the person who is best suited to chair Board meetings and ensure that key business issues and shareholder interests are brought to the attention of our Board.

Our Board believes that the Company and our shareholders are best served when directors are free to exercise their respective independent judgment to determine what leadership structure works best for us based upon the then current facts and circumstances. Although our Board may determine to separate the positions of Chairman and Chief Executive Officer in the future should circumstances change, for the foreseeable future we believe that combining these positions in an individual with extensive experience in the drilling industry, together with a lead director and Board committees chaired by independent directors as described below, is the right leadership structure for our Board.

In addition to Mr. Williams, our Board has seven members, all of whom are independent under the NYSE corporate governance rules as described under “Additional Information Regarding the Board of Directors – Board Independence.” Pursuant to our corporate governance guidelines, our non-management directors meet in executive sessions without our Chief Executive Officer or any other management present in connection with each regularly scheduled meeting of our Board. In accordance with our corporate governance guidelines, our non-management directors have chosen Mr. Cawley to serve as lead director and to preside at regularly scheduled executive sessions of our Board and at any other Board meeting held without management present. The lead director is also responsible for approving information sent to our Board, including meeting agendas and meeting schedules for our Board, and for acting as the principal conduit for the communication of information from the non-management directors to our Chief Executive Officer.

In addition, each of our Board’s standing committees (the audit committee, the compensation committee, the nominating and corporate governance committee, and the health, safety, environment and engineering committee) is composed of independent directors and each has a non-management, independent Board member acting as chair.

To provide ongoing reviews of the effectiveness of our Board, including the effectiveness of our Board leadership structure, our corporate governance guidelines provide for annual assessments by Board members of the effectiveness of our Board and of our Board committees on which such members serve.

Consistent with our Articles of Association, By-laws and corporate governance guidelines, our Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. Our Board possesses and exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day management of the Company to our Chief Executive Officer and our executive management. Viewed from this perspective, our Board generally oversees risk management, and the Chief Executive Officer and other members of executive management generally manage the material risks that we face.

Pursuant to the requirements of laws, rules and regulations that apply to companies whose securities are publicly traded in the United States, as described above, our audit committee assists our Board in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Our audit committee also discusses policies with respect to risk assessment and risk management with our management team. Certain risks associated with the performance of our executive management fall within the authority of our nominating and corporate governance committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board candidates, monitoring and developing corporate governance principles and overseeing the process by which our Board, our Chief Executive Officer and our executive management are evaluated. Risks associated with retaining executive management fall within the scope of the authority of our compensation committee, which assists our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans.

Responsibility for risk oversight that does not specifically fall within the scope of authority of our standing Board committees rests with our entire Board. Our Board also provides overall risk management oversight rather than a single committee. Our Board has the responsibility for confirming the risk tolerance of the Company and monitoring and assessing any potential material risks identified by its committees, or otherwise ensuring management has an effective and ongoing program in place for monitoring and assessing, and, to the extent appropriate, mitigating such risks to be within the risk tolerance of the Company. Risks falling within this area include but are not limited to general business and industry risks, operating risks, financial risks and compliance risks that we face. We have not concentrated within our executive management responsibility for all risk management in a single risk management officer within our executive management, but rather we rely on a management steering committee to administer an enterprise risk management (ERM) system that is designed to ensure that the most significant risks to the Company, on a consolidated basis, are being identified, managed and monitored appropriately, and that due care is exercised in considering such risks in the management of the Company. Through the ERM system, the steering committee:

•	monitors the universe of risks that we face;

•	assesses processes and participants for identifying risk;

•	determines the Company’s risk tolerance and approves mitigation strategies and responsibilities;

•	attempts to ensure top risk areas are addressed and managed where possible;

•	works with any committee, Board member or their designees to assist in evaluation of risks that may be of concern to the Board or a committee of the Board; and

•	makes regular reports to our Board on management’s assessment of exposure to risk and steps management has taken to monitor and deal with such exposure.

Our Board monitors the ERM system and other risk management information provided to it and provides feedback to management from time to time that may be used to better align risk management practices, strategies and systems with the risk philosophy and risk tolerances of the Company.

Shareholder Communications with Directors

Our Board has approved the following process for shareholders and other security holders of the Company and interested parties to send communications to our Board. To contact all directors on our Board, all directors on a Board committee, an individual director, or the non-management directors of our Board as a group, the shareholder, other security holder or interested party can:

•	mail Noble Corporation, Attention: Corporate Secretary, at Dorfstrasse 19A, 6430 Baar, Zug, Switzerland;

•	e-mail nobleboard@noblecorp.com; or

•	telephone the NobleLine (anonymous and available 24 hours a day, seven days a week) at 1-877-285-4162 or +1-704-544-2879.

All communications received in the mail are opened by the office of the Company’s Secretary for the purpose of determining whether the contents represent a message to our Board. All communications received electronically are processed under the oversight of our Board by the Company’s general counsel or chief compliance officer. Complaints or concerns relating to the Company’s accounting, internal accounting controls, or auditing matters are referred to the audit committee of our Board. Complaints or concerns relating to other corporate matters, which are not addressed to a specific director, are referred to the appropriate functional manager within the Company for review and response. Complaints or concerns relating to corporate matters other than the specific items referred to the audit committee as described above, which are addressed to a specific director, committee of our Board, or group of directors, are promptly relayed to such persons.

Director Education

We provide our directors with information and materials that are designed to assist them in performing their duties as directors. We provide directors with periodic training on certain policies, standards and procedures of the Company, including guidance and advice on compliance therewith. We provide director manuals, periodic presentations on new developments in relevant areas, such as legal and accounting matters, as well as opportunities to attend director education programs at the Company’s expense. Our director manual contains important information about the Company and the responsibilities of our directors, including: our Articles of Association and By-laws; guidelines for assignments regarding standing committees of our Board; the charter for each of our Board committees; a summary of laws and regulations regarding compliance with insider reporting and trading; corporate directors’ guidebooks published by such organizations as the American Bar Association

Section of Business Law, National Association of Corporate Directors, and American Society of Corporate Secretaries; a statement of the Company paradigms and code of business conduct and ethics that govern how we conduct our business; and our safety policy and quality policy and objectives.

POLICIES AND PROCEDURES RELATING TO

TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are reviewed, approved or ratified in accordance with the policies and procedures set forth in our code of business conduct and ethics and our administrative policy manual, the procedures described below for director and officer questionnaires, and the other procedures described below.

Our code of business conduct and ethics provides that certain conflicts of interest are prohibited as a matter of Company policy. Under such code of business conduct and ethics, any employee, officer or director who becomes aware of a conflict, potential conflict or an uncertainty as to whether a conflict exists should bring the matter to the attention of a supervisor, manager or other appropriate personnel. Officers and directors are prohibited from personally taking an opportunity for business or profit that belongs to the Company, or competing with the Company in any way. Any actual or potential conflict of interest of this nature must be disclosed to the Board or a committee of the Board. Our Board and senior management review all reported relationships and transactions in which the Company and any director, officer or family member of a director or officer are participants to determine whether an actual or potential conflict of interest exists. Our Board may approve or ratify any such relationship or transaction if our Board determines that such relationship or transaction is in the Company’s best interests (or not inconsistent with the Company’s best interests) and the best interests of our shareholders. A conflict of interest exists when an individual’s personal interest is adverse to or otherwise in conflict with the interests of the Company. Our code of business conduct and ethics sets forth several examples of how conflicts of interest may arise, including when:

•	an employee, officer or director or a member of his or her family receives improper personal benefits because of such employee’s, officer’s or director’s position in the Company;

•	a loan by the Company to, or a guarantee by the Company of an obligation of, an employee or his or her family member is made;

•	an employee works for or has any direct or indirect business connection with any of our competitors, customers or suppliers; or

•	Company assets and properties are used for personal gain or Company business opportunities are usurped for personal gain.

In addition, our administrative policy manual, which applies to all our employees, defines some additional examples of what the Company considers to be a conflict of interest, including when

•

subject to certain limited exceptions, an employee or consultant or any member of his or her immediate family has an interest in any business entity that deals with the Company where there is an opportunity for preferential treatment to be given or received;

•

an employee or consultant serves as an officer, a director, or in any management capacity of another business entity directly or indirectly related to the contract drilling or energy services industries without specific authority from our Board;

•

an employee or consultant or any member of his or her immediate family buys, sells or leases any kind of property, facilities or equipment from or to the Company or any of its subsidiaries or to any business entity or individual who is or is seeking to become a contractor, supplier or customer of the Company, without specific authority from our Board; or

•

subject to certain limited exceptions, an employee or consultant or any member of his or her immediate family accepts gifts, payments, extravagant entertainment, services or loans in any form from anyone soliciting business, or who may already have established business relations, with the Company.

Each year we require all our directors, nominees for director and executive officers to complete and sign a questionnaire in connection with the solicitation of proxies for use at our annual general meeting of shareholders. The purpose of the questionnaire is to obtain information, including information regarding transactions with related persons, for inclusion in our proxy statement or annual report.

In addition, we review SEC filings made by beneficial owners of more than five percent of any class of our voting securities to determine whether information relating to transactions with such persons needs to be included in our proxy statement or annual report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 28, 2013, we had 253,247,772 shares outstanding, excluding shares held in treasury. The following table sets forth, as of February 28, 2013, (1) the beneficial ownership of shares by each of our directors, each nominee for director, each “named executive officer” listed in the Summary Compensation Table appearing in this proxy statement, and all current directors and executive officers as a group, and (2) information about the only persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares.

	Shares Beneficially Owned (1)
Name	Number of Shares		Percent of Class (2)
Directors
Michael A. Cawley	115,877	(3)	—
Lawrence J. Chazen	61,194	(3)	—
Julie H. Edwards	70,188	(3)	—
Gordon T. Hall	27,183		—
Jack E. Little	106,490	(3)	—
Jon A. Marshall	28,911		—
Mary P. Ricciardello	89,136	(3)	—
David W. Williams	726,408	(3)	—

Named Executive Officers (excluding any Director listed above) and Group
Julie J. Robertson	787,758	(3)	—
James A. MacLennan	47,299	(3)	—
Roger B. Hunt	70,896	(3)	—
William E. Turcotte	88,972	(3)	—
Dennis J. Lubojacky	25,085	(3)	—
All current directors and executive officers as a group (16 persons)	2,394,360	(4)	—

Franklin Resources, Inc.	16,386,485	(5)	6.5%
WHV Investment Management, Inc.	14,816,802	(6)	5.9%
FMR LLC	14,739,027	(7)	5.8%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over all shares listed.
(2)	The percent of class shown is less than one percent unless otherwise indicated.
(3)	Includes shares not outstanding but subject to options exercisable at February 28, 2013 or within 60 days thereafter, as follows: Mr. Cawley – 38,000 shares; Mr. Chazen – 8,000 shares; Ms. Edwards – 20,000 shares; Mr. Little – 23,000 shares; Ms. Ricciardello – 28,000 shares; Mr. Williams – 439,571 shares; Ms. Robertson – 214,671 shares; Mr. MacLennan – 21,879 shares; Mr. Hunt – 35,229 shares; Mr. Turcotte – 42,054 shares; and Mr. Lubojacky – 18,252 shares.
(4)	Includes 950,037 shares not outstanding but subject to options exercisable at February 28, 2013 or within 60 days thereafter.
(5)	Based on a Schedule 13G filed with the SEC on February 5, 2013 by Franklin Resources, Inc. The filing is made jointly with Charles B. Johnson and Rupert H. Johnson, Jr. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.
(6)	Based on a Schedule 13G/A filed with the SEC on February 6, 2013 by WHV Investment Management, Inc. (“WHV”) and Hirayama Investments, LLC (“Hirayama”). WHV and Hirayama each report sole voting power over 14,129,177 shares, and WHV and Hirayama each report shared dispositive power over 14,816,802 shares. The address for Wentworth and Hirayama is 301 Battery Street, Suite 400, San Francisco, California 94111.
(7)	Based on a Schedule 13G/A (Amendment No. 17) filed with the SEC on February 14, 2012 by FMR LLC. The filing is made jointly with Edward C. Johnson 3d and Fidelity Management & Research Company. FMR LLC reports sole investment power over all such shares and sole voting power over 501,128 shares. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Noble’s commitment to good corporate governance and a compensation program that aligns pay and performance is evidenced by the existing features of, and recent changes to, our executive compensation program described below.

2012-2013 Operational and Financial Highlights

During 2012 and early 2013, the Company continued to see modest improvement in the offshore drilling market even as underlying commodity markets were subject to short-term volatility. The market for offshore drilling services continued the upward trend that began during the second half of 2011, and the short-term and long-term outlook for the deep and ultra-deepwater markets remains robust as several surveys of oil and gas producers indicate that capital spending at these companies will increase once again in 2013.

During 2012, the Company achieved numerous financial, operational and strategic milestones. The Company continued its capital expansion program. Three of its ultra-deepwater newbuild drillships began operating for customers under long-term contracts and construction continued on five newbuild drillships and six high-specification jackup rigs. The Company announced a long-term contract on one of its newbuild drillships, reducing the number being built on speculation to two, and secured commitments on four of the six jackups under construction. In addition to improving fleet quality and capability through its newbuild program, the Company continued to evaluate alternatives to high-grade its fleet by divesting of certain standard specification assets. In December, Noble also announced the pending sale of a standard specification jackup for total expected pre-tax proceeds of $61 million.

Key financial highlights for 2012 as compared to 2011 included the following:

•	Revenues increased by 32%;

•	EPS increased by 40%;

•	Operating cash flows increased by 86%; and

•	Cash operating margin was the 3rd highest in 2012 among the Driller Group (defined below).

Total Shareholder Return (“TSR”) Versus Peer Groups. For the year ended December 31, 2012, the Company’s one-year TSR was well above the median compared to the 2012 Peer Group and the revised 2013 Peer Group, and its one- and three-year TSR was just below the 50th percentile of the Driller Group. For more information on our peer groups, see “Peer Groups and Benchmarking” below. The following table illustrates the Company’s TSR relative to the peer groups presented below.

	1-Year TSR Percentile	3-Year TSR Percentile
Relative to 2012 Peer Group	74%	24%
Relative to 2013 Peer Group	66%	28%
Relative to Driller Group	44%	45%

The companies in our Company-selected peer groups are the ones with which we most closely compete operationally and for executive talent, and we also believe that these companies most directly compare to our drilling and broader oilfield services industry profile. As such, we believe benchmarking pay and performance against our Company-selected peer groups is essential in retaining executives and more meaningful than comparing such metrics to other peer groups based predominately on industry classification and supplemented by market capitalization or revenue metrics.

Pay-for-Performance and CEO Compensation

A substantial portion of the compensation granted to our Chief Executive Officer (“CEO”) and reported in the Summary Compensation Table on page 33 represents long-term incentives for future performance, not current cash compensation. This long-term incentive pay may not be realized at all or for many years, and the value of this pay, if or when realized, may differ significantly from the amounts shown in the Summary Compensation Table depending on how the Company and industry actually perform. Some components of this compensation, such as performance-vested restricted stock units (“PVRSU’s”), are subject to forfeiture if performance goals are not obtained. All or a substantial portion of these awards may be forfeited depending on Company performance. For example, despite very strong 2012 financial results versus 2011, our named executive officers forfeited 100% of the PVRSU awards for the 2010-2012 performance cycle. The table below illustrates the difference between cash and equity compensation shown in the Summary Compensation Table and the actual cash and equity pay realized by our CEO for the years presented below:

Year	CEO Reported Cash and Equity Pay[1]	CEO Realized Cash and Equity Pay[2]	Realized Pay vs. Reported Pay
2012	$7,847,331	$3,930,979	50%
2011	$7,531,363	$5,436,833	72%
2010	$7,678,270	$4,116,320	54%

[1]

Reported Pay includes Salary, Bonus, Stock Awards, Option Awards, and Non-Equity Incentive Plan Compensation with respect to the years presented based on the current reporting rules for the Summary Compensation Table.

[2]

Realized Pay is cash and equity compensation actually received by the CEO during the respective year, comprising salary, cash bonus attributable to the year, net spread on stock option exercises, and market value at vesting of previously granted restricted stock units. PVRSU’s that vest are included in the year during which the performance period ends. For example, Realized Pay for 2011 includes PVRSU’s that vested for the 2009-2011 performance period. Excludes the value of new/unvested restricted stock unit grants, deferred compensation accruals, change in pension value, all other compensation and other amounts that will not actually be received until a later date.

In addition, a substantial portion of the target compensation set for our CEO is performance-based and/or tied to the price of the Company’s shares. As a result, the value of these components may not be realized at all or for many years, and the value of this pay, if or when realized, may differ significantly from target amounts.

The table below illustrates the difference between target and actual CEO cash and equity compensation (salary, bonus, non-equity incentive plan compensation and equity incentive pay) for 2012:

Element	2012 Target Cash and Equity Compensation	2012 Actual Cash and Equity Compensation
Salary	$1,000,000	$1,000,000
Annual Bonus (STIP)
Percent of Salary	100%	50%
Dollar Amount	$1,000,000	$500,000
Long-term Equity Incentives (“LTI”)[1,2]
Stock Options	$1,200,000	—
Time-vested RSU’s	$2,400,000	$2,430,979
PVRSU’s (2010-2012)	$2,400,000	—

Total LTI	$6,000,000	$2,430,979

Total Cash and Equity Compensation	$8,000,000	$3,930,979

[1]	Target LTI compensation represents value of LTI awards granted in 2012 based on the market value of the Company’s shares on the grant date. PVRSU awards are presented at target value.
[2]

Actual LTI compensation for 2012 comprises net spread on stock option exercises, and market value at vesting of previously granted restricted stock units. PVRSU’s presented are for the 2010-2012 performance period.

Shareholder Outreach Effort

In accordance with the requirements of the SEC, at the 2012 annual general meeting, our shareholders approved, in an advisory vote, the compensation of our named executive officers for 2011. Throughout 2011, 2012 and early 2013, we conducted an extensive shareholder outreach effort regarding executive compensation matters through a wide-ranging dialogue between management and numerous shareholders. This dialogue was interactive and generally involved personal phone discussions with members of senior management. The outreach effort generally targeted our top 40 shareholders representing over 60% of the Company’s outstanding shares. We also took into consideration certain proxy advisory services’ reports regarding our compensation program. We and our shareholders share a desire to closely link pay and performance. In connection with the feedback from shareholders and proxy advisory services, including shareholders who voted against our “say on pay” proposal in 2012, we received differing, and sometimes conflicting, recommendations on specific components of our compensation program and how best to achieve the link between pay and performance. For instance, shareholders differed in their views regarding whether TSR or financial performance metrics were most appropriate for performance awards, whether some level of discretion was appropriate under our short-term incentive plan, and which companies are best suited for our peer group.

We reviewed all shareholder feedback throughout the process, and the compensation committee considered such feedback in evaluating changes to our compensation program. In doing so, we engaged a number of our largest shareholders on multiple occasions to discuss proposed changes to the Company’s compensation program, including the program changes set forth below. We are committed to continued engagement between shareholders and the Company to fully understand and consider shareholders’ input and concerns.

Compensation Program Changes and Highlights

The compensation committee took several key actions consistent with the Company’s compensation philosophy and strong commitment to pay-for-performance and corporate governance.

Modification of Peer Group. During our dialogue with shareholders, some shareholders provided feedback on the inclusion of several peers that were previously included in our Company-selected peer group. As part of our commitment to aligning pay with performance, and in connection with shareholder feedback received, the following changes have been made to our company Peer Group, effective in 2013:

•	Removed from Peer Group: Baker Hughes Inc., Halliburton Company, Nabors Industries Ltd., Schlumberger Ltd. and Seadrill Limited.

•	Added to Peer Group: Cameron International Corp, Helmerich & Payne, Inc., Oil States International, Inc., Patterson-UTI Energy, Inc. and Superior Energy Services, Inc.

These changes resulted from feedback received from shareholders and a thorough review of the peer group, with a focus on size as measured by revenue and market capitalization, scope and type of operations, sources for executive talent, best pay practices and availability of pay data. As of December 31, 2012, we rank at the 43rd percentile and 57th percentile of the revised Peer Group based on revenues and market capitalization, respectively. For more information on our peer groups, see “Peer Groups and Benchmarking” below.

Changes to Short Term Incentive Plan (“STIP”). In response to feedback we received from shareholders, we amended our STIP effective in 2013, with the principal changes as follows:

•	the discretionary bonus was eliminated, and all amounts paid under the STIP are now performance-based;

•	the aggregate funding of the STIP will be determined based on EBITDA performance relative to budget; and

•	individual payouts will be performance based and will be based on EBITDA and safety performance, and achievement of specific company, team and individual objectives.

For a detailed discussion of our STIP, see “Short Term Incentive Plan” below.

Changes to Long-Term Incentive Plan (“LTIP”). Several shareholders also commented on the structure of our LTIP. Beginning with awards granted in 2013, our equity awards under our LTIP were revised as follows:

•	stock option awards were eliminated; and

•	the portion of PVRSU’s for senior executives was increased to comprise 50% of the equity award, and the remaining 50% was in the form of time-vested restricted stock units (“time-vested RSU’s”).

The compensation committee reviewed and considered shareholder feedback regarding whether TSR or financial performance metrics were most appropriate for performance awards, as shareholders expressed differing opinions on this matter. Ultimately, the committee determined that TSR was, at this time, the appropriate performance measure for the long-term compensation component of the program. The committee will continue to review performance metrics for future awards. For a detailed discussion of our LTIP, see “2012 Long-Term Incentives” below.

Other Program Highlights. In addition to the recent changes outlined above, as part of our commitment to corporate governance and a compensation program that aligns pay and performance, our compensation program includes the following features:

•	the majority of potential compensation for our named executive officers is performance-based and/or tied to the price of the Company’s shares;

•	50% of equity awards to our named executive officers are performance-based, in the form of PVRSU’s;

•	beginning in 2012, the change-in-control excise tax payment was eliminated for all future executive officers; and

•	share ownership guidelines for officers and directors as discussed below.

When used in this Compensation Discussion and Analysis section, the term “named executive officers” means those persons listed in the Summary Compensation Table set forth on page 33.

Details of Our Compensation Program

Compensation Philosophy

Our executive compensation program reflects the Company’s philosophy that executive compensation should be structured so as to closely align each executive’s interests with the interests of our shareholders, emphasizing equity-based incentives and performance-based pay. The primary objectives of the Company’s compensation program are to:

•	motivate our executives to achieve key operating, safety and financial performance goals that enhance long-term shareholder value;

•	reward outstanding performance in achieving these goals without subjecting the Company to excessive or unnecessary risk; and

•

establish and maintain a competitive executive compensation program that enables the Company to attract, motivate and retain experienced and highly capable executives who will contribute to the long-term success of the Company.

Consistent with this philosophy, we seek to provide a total compensation package for the named executive officers that is competitive with those of the companies in the Peer Group (as defined on page 22). A substantial portion of total compensation is subject to Company, individual and share price performance and is at risk of forfeiture. In designing these compensation packages, the compensation committee annually reviews each compensation component and compares its use and level to various internal and external performance standards and market reference points.

Our compensation program for our named executive officers consists of the following components:

•	Base pay. This fixed cash component of compensation is generally used to attract and retain executives, with target salary levels set to be competitive with our Peer Group.

•

Annual incentive compensation. Beginning in 2013, this performance-based component of compensation is determined based on EBITDA performance relative to budget and paid as an annual cash bonus pursuant to the STIP. The STIP encourages and rewards achievement of annual financial, safety and operating goals, as well as achievement of company, team and individual objectives.

•	Equity awards under our LTIP. Equity awards under our long-term incentive plan currently consist of the following:

•

Performance-based awards. This component of compensation consists of PVRSU’s, based upon the Company’s cumulative total shareholder return relative to our Peer Group over a three-year period. Prior to 2013, the Company also granted stock options, designed to increase in value as our share price appreciates.

•

Time-vested awards. This component of compensation, consisting of time-vested restricted stock unit awards, facilitates retention, aligns executives’ interest with the interests of our shareholders and allows executives to become stakeholders in the Company.

•	Other Benefits. The retirement and other benefits described below.

Board Process and Independent Review of Compensation Program

The compensation committee of our Board is responsible for determining the compensation of our directors and executive officers and for establishing, implementing and monitoring adherence to our executive compensation philosophy. The compensation committee provides oversight on behalf of our Board in reviewing and administering the compensation programs, benefits, incentive and equity-based compensation plans. The compensation committee operates independently of management and receives compensation advice and data from outside independent advisors.

The compensation committee charter authorizes the committee to retain and terminate, as the committee deems necessary, independent advisors to provide advice and evaluation of the compensation of directors or executive officers, or other matters relating to compensation, benefits, incentive and equity-based compensation plans and corporate performance. The compensation committee is further authorized to approve the fees and retention terms of any independent advisor that it retains. The compensation committee has engaged Mercer (US) Inc., an independent consulting firm, to serve as the committee’s compensation consultant.

The compensation consultant reports to and acts at the direction of the compensation committee and is independent of management, provides comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation and provides information regarding compensation trends in the general marketplace, compensation practices of the Peer Group described below, and regulatory and compliance developments. The compensation consultant regularly participates in the meetings of the compensation committee and meets privately with the committee at each committee meeting.

In determining compensation for our CEO, the compensation committee evaluates and assesses his performance related to leadership, financial and operating results, board relations, achievement of team and individual objectives and other considerations. The compensation consultant provides market information and perspectives on market-based adjustments, which are included in the committee’s decision making process. The compensation committee may incorporate these considerations, as well as compensation market information, into its adjustment decisions.

In determining compensation for executive officers other than our CEO, our CEO works with the compensation consultant and our Executive Vice President to review compensation market information and prior compensation decisions and to recommend compensation adjustments to the compensation committee. Our CEO and Executive Vice President may attend compensation committee meetings at the request of the committee, except when the compensation of such individuals is being discussed. The compensation committee reviews and approves all compensation for the named executive officers.

Frequency of Shareholder Advisory Votes

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and in accordance with the requirements of SEC rules, at the 2012 annual general meeting, our shareholders approved, in an advisory vote, the compensation of our named executive officers. At the 2011 annual general meeting, our shareholders voted, in an advisory vote, to hold an annual advisory vote on the compensation of our named executive officers. After considering the results of the shareholder advisory vote and other factors, our Board determined that the Company will hold an annual advisory vote on the compensation of our named executive officers until (a) the next required vote on the frequency of shareholder votes on the compensation of our named executive officers or (b) the Board otherwise determines that a different frequency for such advisory votes is in the best interests of our shareholders.

Peer Groups and Benchmarking

We compete for talent with employers across many different sectors around the world, but our primary competitive market consists of offshore drilling companies and oilfield service companies. In making compensation decisions for our named executive officers, each element of their total direct compensation is compared against published compensation data and data provided by the compensation consultant. Data from peer groups play an important role in the process used by the compensation committee to determine the design, components and award levels in our executive pay program. The compensation committee conducts a review of the compensation program on an annual basis to ensure that our compensation program works as designed and intended and in light of current market conditions. The following peer groups have been used or are currently being used by the Company for the purposes indicated below:

	Composition	Uses
2012 Peer Group

Atwood Oceanics, Inc.

Baker Hughes Inc.*

Diamond Offshore Drilling, Inc.

Ensco plc.

FMC Technologies Inc.

Halliburton Company*

Nabors Industries Ltd.*

National Oilwell Varco, Inc.

Oceaneering International, Inc.

Rowan Companies, Inc.

Schlumberger Ltd.*

Seadrill Limited*

Transocean Ltd.

Weatherford International Ltd.

*removed in 2013 as described below

- Benchmark for comparing each component of compensation program in 2012 - PVRSU performance achievement for 2012-2014 awards

	Composition	Uses
2013 Peer Group

Atwood Oceanics, Inc.

Cameron International Corp**

Diamond Offshore Drilling, Inc.

Ensco plc.

FMC Technologies Inc.

Helmerich & Payne, Inc.**

National Oilwell Varco, Inc.

Oceaneering International, Inc.

Oil States International, Inc.**

Patterson-UTI Energy, Inc.**

Rowan Companies, Inc.

Superior Energy Services, Inc.**

Transocean Ltd.

Weatherford International Ltd.

**added in 2013 as described below

- Benchmark for comparing each component of compensation program in 2013 - PVRSU performance achievement for 2013-2015 performance period

Driller Group	Diamond Offshore Drilling, Inc. ENSCO plc. Hercules Offshore, Inc. Rowan Companies, Inc. Transocean, Ltd.	Performance bonus portion of the STIP through 2012, where certain performance measures, such as safety performance and cash operating margin, are more appropriately evaluated against drilling companies

The compensation committee conducted an extensive review of the Company Peer Group in 2012 and made the following changes, effective in 2013. The following companies were removed from the Peer Group: Baker Hughes Inc., Halliburton Company, Nabors Industries Ltd., Schlumberger Ltd. and Seadrill Limited. The following companies were added to the Peer Group: Cameron International Corp, Helmerich & Payne, Inc., Oil States International, Inc., Patterson-UTI Energy, Inc. and Superior Energy Services, Inc. These changes resulted from feedback received from shareholders and a thorough review of the peer group, with a focus on size as measured by revenue and market capitalization, scope and type of operations, sources for executive talent, best pay practices and availability of pay data. We believe that the revised peer group best reflects the group of companies with which we most closely compete operationally and for executive talent. As of December 31, 2012, we rank at the 43rd percentile and 57th percentile of the revised Peer Group based on revenues and market capitalization, respectively.

For performance-based restricted stock granted prior to 2010, we measure achievement of performance goals against the metrics in effect when those awards were made. For more details, see “How Amounts for Compensation Components are Determined – Long-Term Incentives.”

The compensation committee benchmarks compensation of the named executive officers to the compensation of individuals in like positions in the companies included in the Peer Group. The compensation committee does not benchmark executive compensation to specific levels or percentiles of the Peer Group, but instead endeavors to be competitive with the Peer Group with respect to the various components and the aggregate level of compensation of officers in comparable positions. The compensation committee believes that this approach gives the committee the flexibility to respond to individual circumstances and offer competitive compensation packages to our executives.

How Amounts for Compensation Components are Determined

Base Salary. Base salary levels of the named executive officers were determined based on a combination of factors, including our compensation philosophy, market compensation data, competition for key executive talent, the named executive officer’s experience, leadership, prior contribution to the Company’s success, the Company’s overall annual budget for merit increases and the named executive officer’s individual performance in the prior year. The compensation committee conducts an annual review of the base salaries of named executive officers by taking into account these factors. In February 2012, the compensation committee reviewed base salaries for the named executive officers as part of the committee’s regularly scheduled review of salaries, and determined to adjust base salaries at that time for our named executive officers other than Mr. Williams, who declined a raise in his base salary. Base salaries for 2012 for our named executive officers are as follows: Mr. Williams – $1,000,000; Ms. Robertson – $535,000; Mr. MacLennan – $375,000; Mr. Hunt – $420,000; Mr. Turcotte – $415,000; and Mr. Lubojacky – $245,000. For the named executive officers serving the Company at December 31, 2012, base salary for 2012 averaged at the 45th percentile of the market of like positions within the Peer Group.

In February 2013, the compensation committee reviewed base salaries for the named executive officers as part of the committee’s regularly scheduled review of salaries and determined to adjust base salaries at that time for our named executive officers. The decision was based on Company performance in 2012 and the evaluation of market data. As a result, base salaries for 2013 for our named executive officers are as follows: Mr. Williams – $1,050,000; Ms. Robertson – $575,000; Mr. MacLennan – $440,000; Mr. Hunt – $435,000; Mr. Turcotte – $435,000; and Mr. Lubojacky – $260,000.

Short-Term Incentive Plan. The STIP gives participants, including the named executive officers, the opportunity to earn annual cash bonuses in relation to specified target award levels defined as a percentage of their base salaries. Plan award sizes were developed considering market data and internal equity. For each of the named executive officers, the combination of base salary plus target award averaged at the 45th percentile of the market of like positions within the Peer Group.

2012 STIP. The success of the Company is tied to the achievement of key performance goals that include annual company and business unit financial and operating objectives, as well as individual and team performance. In addition, our business also requires the successful ongoing planning and execution of a complex capital expansion program to meet the needs of our customers.

The material provisions of the 2012 STIP are as follows:

Purpose of STIP	To tie annual cash bonuses directly to specific annual financial and operating goals, accomplishment of team and individual objectives, and other key accomplishments

Target awards	40 percent of base salary to 100 percent of base salary, with the latter target award set only for our CEO

Potential range of awards	Zero to 200 percent of base salary for our CEO and from zero to 80 percent of base salary for the named executive officer with the lowest target award

Components of STIP	(1) Performance (safety results, earnings per share and cash operating margin) (50%) and (2) Discretionary (50%). As previously noted, beginning in 2013, this discretionary component has been eliminated.

Performance Component. The Performance Bonus comprises 50% of the total target STIP award and is calculated by measuring actual performance against the performance goals set annually by the compensation committee. The performance bonus for corporate personnel takes into account division level performance as indicated below. The combined weighted percentage of goal achievement (Corporate and Division) of 75 percent corresponds to an applicable multiplier under the STIP of 0.75, which resulted in the named executive officers’ being awarded a Performance Bonus equal to 0.75 times their target Performance Bonus.

The calculation of the performance bonus for corporate personnel, including the named executive officers, is set forth in the following table.

Components of Performance Bonus	How Determined	Weighting (A)	2012 Results	Base Adjustment Factor (B)	Adjustment Factor (performance relative to Driller Group) (C)	Component Payout (A)*((B)+(C))
Safety results	Total recordable incident rate (TRIR) versus International Association of Drilling Contractors (IADC) average	0.25	TRIR of 0.72 compared to IADC average of 0.67	0.00	0.00	0.00

Earnings per Share	EPS relative to Budget	0.35	Actual EPS of $2.04 was 75% of the budgeted EPS target of $2.71	0.50	0.00	0.175

Cash Operating Margin	COM (total revenues less contract drilling, reimbursable and labor contract costs) relative to Budget	0.40	Actual COM of $1.63 billion was 86% of the budgeted COM target of $1.90 billion	0.75	0.25	0.40

Total		1.00	Corporate Goal Achievement			0.575

Division Goal Achievement						0.964

Combined Goal Achievement (average of Corporate and Division)						0.77(77%)

The Performance Bonuses for the 2012 plan year paid to the named executive officers who were eligible to receive a STIP award are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Discretionary Component. Our STIP has historically contained a 50% discretionary component. In 2012, the compensation committee set specific objectives relating to our newbuild program, operational performance, safety results and contract drilling margin to be considered for our CEO when determining this component of his STIP. The compensation committee reviewed these objectives in light of the company’s overall performance during 2012 and awarded Mr. Williams $125,000 of his $500,000 target award for this component. The compensation committee also reviewed the discretionary component of the other named executive officers in light of the Company’s 2012 performance and used its judgment in making what it believed were appropriate reductions compared to target levels for that group.

For the 2012 plan year, the compensation committee approved total STIP payouts applicable to the other named executive officers. The total STIP payout for our Chief Executive Officer was recommended by the compensation committee for approval by the full Board. This component of the STIP for the 2012 plan year paid to the named executive officers is included in the Bonus column of the Summary Compensation Table.

Changes to the STIP for 2013. In 2012, the compensation committee reviewed and amended the STIP, effective for the 2013 plan year. The changes to the STIP are summarized as follows:

•	the discretionary bonus was eliminated, and all amounts paid under the STIP are now performance-based;

•	the aggregate funding of the STIP will be determined based on EBITDA performance relative to budget;

•	individual payouts will be performance based and will be based on EBITDA and safety performance, and achievement of specific company, team and individual objectives; and

•	the potential upside adjustments for performance relative to drilling peers were eliminated, and largely duplicative division goals were eliminated for corporate employees.

Long-Term Incentives. We think it is important to reward executive officers and key employees who experienced superior performance in their current position, as well as the likelihood of high-level performance in the future, with equity compensation, in keeping with our overall compensation philosophy to align executives’ and employees’ interests with the interests of our shareholders. The amount of long-term incentive compensation is determined annually based on the analysis of competitive data. The table below sets forth the components of the 2012 and 2013awards:

Year	PVRSU’s	Time-vested RSU’s	Stock Options
2012	40%	40%	20%
2013	50%	50%	N/A

PVRSU’s. PVRSU’s vest based on the achievement of specified corporate performance criteria over a three-year performance cycle (currently cumulative TSR). The number of PVRSU’s awarded to a participant equals the number of units that would vest if the maximum level of performance for a given performance cycle is achieved. The number of such units that vests is determined after the end of the applicable performance period. Any PVRSU’s that do not vest are forfeited. Upon satisfaction of the performance criteria and vesting, PVRSU’s convert into unrestricted shares. Holders of PVRSU’s are entitled to receive dividend and distribution equivalents. The market price of our shares at the time of award, the difficulty in achieving the performance targets and the accounting valuation of the award are used to calculate the number of PVRSU’s awarded.

In setting the target number of PVRSU’s, the compensation committee takes into consideration market data, the award’s impact on total compensation, the performance of the executive during the last completed year, and the potential for further contributions by the executive in the future.

The compensation committee selected the target award levels in the tables below because it believes that if the Company performs at or above the 51st percentile relative to the companies in the Peer Group, compensation levels should be commensurate with this performance. If the Company performs below this level, our compensation levels should be lower than the 50th percentile. The maximum number of PVRSU’s that can be awarded is 200% of the target award level.

To determine the number of PVRSU’s awarded for the 2011-2013 performance cycle that will vest, the percentile ranking of TSR for our shares is computed relative to the companies in the Peer Group at the end of the performance cycle. Then, the Peer Group percentile ranking is cross-referenced in the table below to determine the percentage of PVRSU’s that will vest. The performance thresholds in the below table are applicable for the 2011-2013 performance cycle (vests in early 2014), the 2012-2014 performance cycle (vests in early 2015) and the 2013-2015 performance cycle (vests in early 2016).

PERFORMANCE TABLE

TSR Relative to the Peer Group	Percentage of Maximum PVRSU’s Vesting (1)
90%ile and greater (maximum)	100%
75%ile (above target)	75%
51%ile (target)	50%
25%ile (threshold)	25%
Below 25%ile (below threshold)	0%

(1)	Values between those listed are interpolated on a linear basis. Each percentage represents a percentage of the total number of restricted stock units awarded for the maximum level of performance for the 2011-2013 performance cycle.

In the past three years, our named executive officers have forfeited a substantial portion of performance-based restricted shares and units. The following table describes performance-vested restricted shares and units that have recently vested and been forfeited in the years below. The performance awards for these cycles were measured against the performance thresholds in place at the time the awards were granted.

Performance Cycle	Vesting Date	Performance Measure	Percent Vested	Percent Forfeited
2008-2010	February 2011	TSR relative to (1) Dow Jones U.S. Oil Equipment & Services Index (the “DJ Index”) and (2) Driller Group (substituting Helmerich & Payne, Inc. and Nabors Industries, Ltd. for Hercules Offshore, Inc.)	0%	100%

2009-2011	February 2012	TSR relative to (1) DJ Index and (2) Driller Group (as modified above)	21.35%	78.65%

2010-2012	February 2013	TSR relative to Peer Group (as comprised at YE 2012)	0%	100%

Time-Vested RSU’s. Time-vested RSU’s awarded in 2012 vest one-third per year over three years commencing one year from the award date. Upon vesting, these units convert automatically into unrestricted shares. Holders of time-vested RSU’s are entitled to receive dividend and distribution equivalents on the restricted stock units. Our compensation committee believes that time-vested RSU’s remain an important element of compensation as they promote retention, reward individual and team achievement and align executives with the interests of shareholders.

Stock Options. Nonqualified stock options granted in 2012 vest one-third per year over three years commencing one year from the grant date and expire 10 years after the grant date. All options granted have an exercise price equal to the grant date fair market value of our shares, and the number of options granted are based on the Black-Scholes option pricing model. In considering feedback from shareholders, and with a goal of balancing the need to have a performance-based program while considering the need for retention in our highly competitive sector, the compensation committee determined that an equal balance of PVRSU’s and time-vested RSU’s was appropriate. As such, stock options were not granted in 2013.

The total value of the long-term incentive awards is developed considering our objectives for this component of total compensation relative to the pay of the companies in the Peer Group and is set to be competitive with the Peer Group. Our CEO recommends for consideration and approval by the compensation committee the total value of the awards to the compensation committee for all positions other than his own. The compensation committee determines the total award value of the long-term incentive awards for our CEO and, based in part on the CEO’s recommendations, the other positions.

Awards granted under the 1991 Plan that have not vested may be subject to accelerated vesting upon the occurrence of certain events. The vesting of awards are subject to acceleration upon the death, Disability or Retirement of the employee or a Change in Control of the Company (as set forth, and as such terms are defined, in the 1991 Plan, the grant agreements relating to such awards or the change of control employment agreements).

Retirement and Other Benefits

We offer retirement programs that are intended to supplement the personal savings and social security for covered officers and other employees. The programs include the Noble Drilling Corporation 401(k) Savings Plan, the Noble Drilling Corporation 401(k) Savings Restoration Plan, the Noble Drilling Corporation Salaried Employees’ Retirement Plan, the Noble Drilling Corporation Retirement Restoration Plan, and the Noble Drilling Corporation Profit Sharing Plan. The Company believes that these retirement programs assist the Company in maintaining a competitive position in attracting and retaining officers and other employees. A description of these plans, including eligibility and limits, is set forth in the following table.

Plan	Description and Eligibility	Benefits and Vesting
401(k) Savings Plan	Qualified plan that enables qualified employees, including the named executive officers, to save for retirement through a tax-advantaged combination of employee and Company contributions.	Matched at the rate of $0.70 to $1.00 per $1.00 (up to 6% of base pay) depending on years of service. Fully vested after three years of service or upon retirement, death or disability.

401(k) Savings Restoration Plan	Unfunded, nonqualified employee benefit plans under which highly compensated employees may defer compensation in excess of 401(k) plan limits.

Profit Sharing Plan	Qualified defined contribution plan. Availably to employees hired after August 1, 2004 who do not participates in the Salaried Employees’ Retirement Plan.	Company made annual discretionary contribution of 2.88% of base pay for 2012. Fully vested after three years of service or upon retirement, death or disability.

Retirement Plan and Retirement Restoration Plan	Qualified defined benefit pension plan. Availably to participants originally hired on or before July 31, 2004.	Benefits are determined by years of service and average monthly compensation. Eligible compensation in excess of IRS annual compensation limit for a given year is considered in the Retirement Restoration Plan.

For additional information regarding these plans, please see the description following the tables captioned “Nonqualified Deferred Compensation” and “Pension Benefits.”

Other Benefits. The Company provides named executive officers with perquisites and other personal benefits that the Company and the compensation committee believe are reasonable and consistent with its overall compensation program. Attributed costs of perquisites for the named executive officers for the year ended December 31, 2012 are included in the All Other Compensation column of the Summary Compensation Table.

The Company provides healthcare, life and disability insurance, and other employee benefit programs to its employees, including its named executive officers, which the Company believes assists in maintaining a competitive position in terms of attracting and retaining officers and other employees. These employee benefits plans are provided on a non-discriminatory basis to all employees.

Expatriate Benefits for Employees in Switzerland

We relocated certain of our employees, including the named executive officers (except Mr. Lubojacky), to our Geneva, Switzerland office and they received certain relocation benefits. These relocation benefits were benchmarked against our peers and we believe are customary for expatriates in this market and appropriate and necessary to maintain our management team, including the named executive officers. We provide similar relocation benefits to our other expatriate employees, including non-executive employees, relocated to Geneva. Mr. MacLennan was the only named executive officer to receive these benefits in 2012 in connection with his move to Geneva. The relocation package includes (i) a lump sum relocation allowance of one month’s base salary plus $10,000; (ii) temporary housing in Geneva for up to six months; and (iii) standard outbound services, including “house hunting” trips, tax preparation services, home sales assistance, shipment of personal effects and other relocation costs.

All of the named executive officers located in our Geneva office receive the following expatriate benefits:

•	a housing allowance of between CHF 16,150 and CHF 19,475 per month, for five years;

•	a car allowance of CHF 1,500 per month, for five years;

•	a foreign service premium of 16 percent of base pay, for five years;

•	a resident area allowance of ten percent of base pay, for five years;

•	reimbursement or payment of school fees for eligible dependents to age 19, or through high school equivalency; and

•	an annual home leave allowance equivalent to an advance purchase business class round-trip ticket for the employee, spouse and eligible dependents back to their point of origin.

We also provide tax equalization for the employees, including the named executive officers, for five years so that their overall tax liability will be equal to their “stay at home” tax liability with respect to their base salary, annual bonus, foreign service premium, resident area allowance and incentive plan awards.

Share Ownership Guidelines

We encourage all our directors and executive officers to align their interests with our shareholders by making a personal investment in our shares. The Company’s share ownership guidelines for our executives are set forth below. We expect that each of our executives will meet these guidelines within five years of when the guidelines first apply to the executive.

Position	Ownership Guidelines (Multiple of Base Salary)
Chief Executive Officer	5.0 times
Executive Vice President and Senior Vice Presidents	4.0 times
Vice President and Controller	3.5 times

The Company’s share ownership guidelines for our outside directors are five times their annual retainer, or $250,000. All of our directors currently satisfy these guidelines.

Securities Trading Policy

The Company’s Policy on Trading in Company stock prohibits hedging or short sale transactions or buy or sell puts or calls involving Company securities, and prohibits purchases of Company securities on margin.

Determination of Timing of Equity-Based Awards

The Company’s practice historically has been to award restricted shares or restricted stock units and grant options to new executives contemporaneously with their hire date and to current executives at regularly-scheduled quarterly meetings of the compensation committee following the public release of the immediately preceding quarter’s financial results and any other material nonpublic information.

Change of Control Arrangements

Certain of the named executive officers serving at December 31, 2012 are parties to change of control employment agreements which we have offered to certain senior executives since 1998. These agreements become effective only upon a change of control (within the meaning set forth in the agreement). If a defined change of control occurs and the employment of the named executive officer is terminated either by us (for reasons other than death, disability or cause) or by the officer (for good reason or upon the officer’s determination to leave without any reason during the 30-day period immediately following the first anniversary of the change of control), which requirements can be referred to as a “double trigger”, the executive officer will receive payments and benefits set forth in the agreement. The terms of the agreements are summarized in this proxy statement under the caption “Potential Payments on Termination or Change of Control – Change of Control Employment Agreements.” We believe a “double trigger” requirement, rather than a “single trigger” requirement (which would be satisfied simply if a change of control occurs), increases shareholder value because it prevents an immediate unintended windfall to the named executive officers in the event of a friendly (non-hostile) change of control.

In October 2011, the Board of Directors approved a new form of change of control employment agreement for executive officers. The terms of the new form of employment agreement are substantially the same as the prior agreements described below, except the new form only provides benefits in the event of certain terminations by us for reasons other than death, disability or “cause” or by the officer for “good reason” and does not provide for an Excise Tax Payment. Mr. MacLennan is party to a change of control employment agreement in the form approved in October 2011. In February 2012, the Board of Directors approved further changes to the form of change of control agreement and the 1991 Plan to revise the definition of change in control such that the percentage of our shares that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%. Bernie Wolford, our Senior Vice President – Operations, and Mr. Lubojacky are party to this new form of employment agreement.

Also in October 2011, the compensation committee approved new forms of equity award agreements for executive officers under the 1991 Plan such that the definition of change of control in these agreements would be consistent with the definition of change of control in the award agreements for all employees.

Impact of Accounting and Tax Treatments of Compensation

In recent years the compensation committee has increased the proportion of annual long-term incentive compensation to our named executive officers represented in the form of restricted shares or restricted stock units as compared to nonqualified stock options. This compensation committee action reflects, among other things, the changes in accounting standards modifying the accounting treatment of nonqualified stock options. The compensation committee intends to continually monitor these issues regarding tax and accounting regulations, overall effectiveness of the programs and best practices.

The compensation committee intends to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

Conclusion

We believe our compensation program’s components and levels are appropriate for our industry and provide a direct link to enhancing shareholder value and advancing the core principles of our compensation philosophy and objectives to ensure the long-term success of the Company. We will continue to monitor current trends and issues in our industry, as well as the effectiveness of our program with respect to our named executive officers, to properly consider whether to modify our program where and when appropriate.

The following compensation committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure herein or in the Annual Report on Form 10-K for the year ended December 31, 2012, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

COMPENSATION COMMITTEE REPORT

To the Shareholders of Noble Corporation:

The compensation committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Jack E. Little, Chair

Michael A. Cawley

Julie H. Edwards

Jon A. Marshall

The following table sets forth the compensation of the person who served as our Chief Executive Officer during 2012, the persons who served as our principal financial officer during 2012, and the other executive officers of the Company who we have determined are our named executive officers for 2012 pursuant to the applicable rules of the SEC (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)		Total
David W. Williams	2012	$1,000,000	$125,000	$5,149,791	$1,197,540	$375,000	$781,341	$1,655,449	(5)	$10,284,211
Chairman, President and	2011	$1,000,000	$300,000	$4,785,892	$1,195,471	$250,000	$470,598	$1,736,781	(5)	$9,738,742
Chief Executive Officer	2010	$983,750	$750,000	$4,323,613	$1,120,907	$500,000	$332,712	$1,574,394	(5)	$9,585,376

Julie J. Robertson	2012	$531,667	$82,250	$1,974,074	$459,065	$160,500	$995,128	$1,059,256	(6)	$5,261,940
Executive Vice President and Corporate Secretary	2011	$495,000	$121,000	$1,834,579	$458,264	$99,000	$817,611	$1,080,066	(6)	$4,905,520
	2010	$493,500	$279,375	$1,289,519	$334,308	$185,625	$757,272	$974,285	(6)	$4,313,884

James A. MacLennan	2012	$366,667	$43,621	$2,692,784	$778,530	$82,757	$44,643	$1,220,306	(7)	$5,229,308
Senior Vice President and Chief Financial Officer (7)

Roger B. Hunt	2012	$417,167	$57,375	$1,201,603	$279,424	$110,250	—	$819,826	(8)	$2,885,645
Senior Vice President – Marketing and Contracts	2011	$386,000	$82,450	$1,276,246	$318,793	$67,550	—	$665,437	(8)	$2,796,476
	2010	$385,083	$219,550	$758,547	$196,650	$125,450	—	$669,827	(8)	$2,355,107

William E. Turcotte	2012	$412,500	$51,922	$1,115,775	$259,470	$101,156	—	$855,286	(9)	$2,796,109
Senior Vice President and General Counsel

Dennis J. Lubojacky	2012	$243,500	$45,250	$257,516	$59,876	$36,750	—	$36,118	(10)	$679,010
Vice President and Controller (10)	2011	$227,000	$57,300	$239,280	$59,770	$22,700	—	$37,374	(10)	$643,424

(1)	The Discretionary Bonuses awarded under the applicable STIP are disclosed in the Bonus column. The cash Performance Bonuses awarded under the STIP are disclosed in the Non-Equity Incentive Plan Compensation column.

(2)	Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. A description of the assumptions made in our valuation of restricted shares and stock option awards is set forth in Note 8 to our audited consolidated financial statements in the 2012 Form 10-K. The maximum value of the performance-based restricted stock awards, calculated as the maximum number of shares that may be issued multiplied by the market price of the shares on the grant date is as follows: Mr. Williams – $5,050,503; Ms. Robertson – $1,935,995; Mr. MacLennan – $1,178,438; Mr. Hunt – $1,178,438; Mr. Turcotte – $1,094,233; and Mr. Lubojacky – $252,544.

(3)	The amounts in this column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Noble Drilling Corporation Salaried Employees’ Retirement Plan and the Noble Drilling Corporation Retirement Restoration Plan for the year. Does not include any amounts that are above-market or preferential earnings on deferred compensation.

(4)	The amount in All Other Compensation includes foreign service employment benefits paid in connection with the relocation of each named executive officer (with the exception of Mr. Lubojacky who did not relocate) to our principal executive offices in Geneva, Switzerland as follows:

	Year	Relocation Allowance	Housing /Auto Allowance*	Foreign Service Premium	Resident Area Allowance	Reimbursement of School Fees*	Moving Expenses	Swiss Tax Payment*
David W. Williams	2012	—	$270,199	$160,004	$91,671			$820,079
	2011	—	$289,765	$160,008	$82,500	—	—	$837,372
	2010	—	$247,235	$157,408	$81,038	—	—	$587,425

Julie J. Robertson	2012	—	$251,842	$85,070	$48,708	—	—	$538,981
	2011	—	$270,079	$79,200	$40,832	—	—	$537,777
	2010	$53,145	$230,438	$75,184	$38,574	—	$24,669	$351,794

James A. MacLennan	2012	$43,720	$227,366	$58,667	$36,673	—	$159,633	$448,555

Roger B. Hunt	2012	—	$235,967	$66,746	$38,216	$31,832	—	$350,535
	2011	—	$243,831	$61,752	$31,856	$16,597	—	$229,318
	2010	—	$210,644	$61,606	$31,772	$16,414	3,229	$280,884

William E. Turcotte	2012	—	$231,040	$66,004	$37,790	—	—	$406,922

*

Under the tax equalization policy, the executive is responsible for funding the theoretical U.S. tax liability, which is effected through regular payroll deductions we generally refer to as “Hypothetical Tax Deductions.” Hypothetical Tax Deductions are based on an estimate of the executive’s anticipated U.S. theoretical tax liability. When an executive’s actual U.S. tax return is prepared, the corresponding tax equalization calculation reconciles the amount of Hypothetical Tax Deductions withheld during the year to the executive’s final theoretical U.S. liability. If the Hypothetical Tax Deductions are not sufficient to satisfy the tax liability, any difference is paid by the executive to the Company. Any Hypothetical Tax Deductions in excess of the actual tax liability are refunded to the executive. Swiss Tax Payments above represent actual Swiss taxes remitted, less the executive’s Hypothetical Tax Deductions for such year.

(5)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, dividends and returns of capital paid by the Company on restricted stock units ($285,563 for 2012, $344,653 for 2011 and $476,051 for 2010), an annual home leave allowance, and premiums paid by the Company for life, AD&D and business travel and accident insurance and for tax preparation services.

(6)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, dividends and returns of capital paid by the Company on restricted stock units ($103,322 for 2012, $124,818 for 2011 and $174,376 for 2010), an annual home leave allowance, and premiums paid by the Company for life, AD&D and business travel and accident insurance and for tax preparation services.

(7)	Mr. MacLennan was appointed Senior Vice President, Chief Financial Officer and Controller effective January 9, 2012. In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes dividends and returns of capital paid by the Company on restricted stock units ($52,138 for 2012), a sign-on bonus ($175,000), an annual home leave allowance, and premiums paid by the Company for life and AD&D and for tax preparation services.

(8)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, a contribution to the Profit Sharing Plan, dividends and returns of capital paid by the Company on restricted stock units ($67,090 for 2012, $54,982 for 2011 and $40,621 for 2010), an annual home leave allowance, and premiums paid by the Company for life, AD&D and business travel and accident insurance and for tax preparation services.

(9)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, a contribution to the Profit Sharing Plan, dividends and returns of capital paid by the Company on restricted stock units ($58,502 for 2012), an annual home leave allowance, and premiums paid by the Company for life, AD&D and business travel and accident insurance and for tax preparation services.

(10)	Mr. Lubojacky served as principal financial officer and principal accounting officer of the Company from October 28, 2011 until January 9, 2012, the date on which Mr. MacLennan assumed such role as Senior Vice President, Chief Financial Officer and Controller. Mr. Lubojacky was appointed Vice President and Controller of the Company effective April 27, 2012. Mr. Lubojacky’s compensation amounts for the full year of 2011 and 2012 are reflected in this Summary Compensation Table. The amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, a contribution to the Profit Sharing Plan, dividends and returns of capital paid by the Company on restricted stock units ($14,523 for 2012 and $19,569 for 2011) and premiums paid by the Company for life, AD&D and business travel and accident insurance.

The following table sets forth certain information about grants of plan-based awards during the year ended December 31, 2012 to each of the named executive officers.

GRANTS OF PLAN – BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
		Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maximum (#)
David W. Williams	February 3, 2012	—	$500,000	$1,000,000	34,218	68,435	136,870	65,191	89,302	$36.815	$6,347,331

Julie J. Robertson	February 3, 2012	—	$214,000	$428,000	13,117	26,233	52,466	24,990	34,233	$36.815	$2,433,139

James A MacLennan	January 9, 2012	—	—	—	—	—	—	49,052	44,803	$30.580	$1,990,286

	February 3, 2012	—	$110,342	$220,684	7,984	15,968	31,936	15,211	20,837	$36.815	$1,481,027

Roger B. Hunt	February 3, 2012	—	$147,000	$294,000	7,984	15,968	31,936	15,211	20,837	$36.815	$1,481,027

William E. Turcotte	February 3, 2012	—	$134,875	$269,750	7,414	14,827	29,654	14,125	19,349	$36.815	$1,375,245

Dennis J. Lubojacky	February 3, 2012	—	$49,000	$98,000	1,711	3,422	6,844	3,260	4,465	$36.815	$317,392

(1)	Represents the dollar value of the applicable range (threshold, target and maximum amounts) of Performance Bonuses awarded under the 2012 STIP. The Performance Bonus awarded to the named executive officers under the 2012 STIP are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents performance-vested restricted stock units awarded during the year ended December 31, 2012 under the 1991 Plan.

(3)	Represents time-vested restricted stock units awarded during the year ended December 31, 2012 under the 1991 Plan.

(4)	Represents nonqualified stock options granted during the year ended December 31, 2012 under the 1991 Plan. The exercise price for these nonqualified stock options represents the fair market value per share on the date of grant as specified in the 1991 Plan (average of the high and low prices of the shares on the grant date).

(5)	Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.

For a description of the material terms of the awards reported in the Grants of Plan-Based Awards table, including performance-based conditions and vesting schedules applicable to such awards, see “Compensation Discussion and Analysis – How Amounts for Compensation Components are Determined.”

The following table sets forth certain information about outstanding equity awards at December 31, 2012 held by the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
David W. Williams	—	89,302	(5)	$36.815	February 3, 2022	126,881	(9)	$4,417,996	215,905	(15)	$7,517,812
	30,188	60,378	(6)	$37.71	February 4, 2021
	46,299	23,150	(7)	$39.46	February 6, 2020
	101,092	—		$24.66	February 25, 2019
	51,426	—		$43.01	February 7, 2018
	27,460	—		$35.79	February 13, 2017
	100,000	—		$31.505	September 20, 2016

Julie J. Robertson	—	34,233	(5)	$36.815	February 3, 2022	47,000	(10)	$1,636,540	76,286	(16)	$2,656,279
	11,572	23,145	(6)	$37.71	February 4, 2021
	13,808	6,905	(7)	$39.46	February 6, 2020
	39,058	—		$24.66	February 25, 2019
	21,713	—		$43.01	February 7, 2018
	22,884	—		$35.79	February 13, 2017
	23,752	—		$37.925	February 2, 2016
	34,000	—		$26.46	April 27, 2015
	17,996	—		$18.78	April 20, 2014

James A. MacLennan	—	20,837	(5)	$36.815	February 3, 2022	64,263	(11)	$2,237,638	15,968	(17)	$556,006
	—	44,803	(8)	$30.58	January 9, 2022

Roger B. Hunt	—	20,837	(5)	$36.815	February 3, 2022	29,905	(12)	$1,041,292	48,349	(18)	$1,683,512
	8,050	16,101	(6)	$37.71	February 4, 2021
	8,122	4,062	(7)	$39.46	February 6, 2020

William E. Turcotte	—	19,349	(5)	$36.815	February 3, 2022	26,697	(13)	$929,590	43,641	(19)	$1,519,580
	6,541	13,082	(6)	$37.71	February 4, 2021
	8,122	4,062	(7)	$39.46	February 6, 2020
	8,041	—		$23.475	March 10, 2019
	2,298	—		$24.66	February 25, 2019

Dennis J. Lubojacky	—	4,465	(5)	$36.815	February 3, 2022	6,396	(14)	$222,709	10,996	(20)	$382,881
	1,509	3,019	(6)	$37.71	February 4, 2021
	2,436	1,219	(7)	$39.46	February 6, 2020
	6,663	—		$24.66	February 25, 2019
	3,428	—		$43.01	February 7, 2018

(1)	For each named executive officer, represents nonqualified stock options granted under the 1991 Plan.

(2)	Except as otherwise noted, the numbers in this column represent time-vested restricted shares and restricted stock units awarded under the 1991 Plan.

(3)	The market value was computed by multiplying the closing market price of the shares at December 31, 2012 ($34.82 per share) by the number of shares that have not vested.

(4)	The numbers in this column represent performance-vested restricted shares and restricted stock units and are calculated based on the assumption that the applicable target performance goal is achieved.

(5)	One-third of the options granted are exercisable on each February 3, 2013, February 3, 2014, and February 3, 2015.

(6)	One-third of the options granted are exercisable on each of February 4, 2012, February 4, 2013, and February 4, 2014.

(7)	One-third of the options granted are exercisable on each of February 6, 2011, February 6, 2012, and February 6, 2013.

(8)	One-third of the options granted are exercisable on each of January 9, 2013, January 9, 2014, and January 9, 2015.

(9)	Of these shares, 21,730 vested on February 3, 2013, 21,215 vested on February 4, 2013, 19,260 vested on February 6, 2013, 21,730 will vest on February 3, 2014, 21,215 will vest on February 4, 2014 and 21,731 will vest on February 3, 2015.

(10)	Of these shares, 8,330 vested on February 3, 2013, 8,132 vested on February 4, 2013, 5,745 vested on February 6, 2013, 8,330 will vest on February 3, 2014, 8,133 will vest on February 4, 2014 and 8,330 will vest on February 3, 2015.

(11)	Of these shares, 16,350 vested on January 9, 2013, 5,070 vested on February 3, 2013, 16,351 will vest on January 9, 2014, 5,070 will vest on February 3, 2014, 16,351 will vest on January 9, 2015, and 5,071 will vest on February 3, 2015.

(12)	Of these shares, 5,070 vested on February 3, 2013, 5,657 vested on February 4, 2013, 3,379 vested on February 6, 2013, 5,070 will vest on February 3, 2014, 5,658 will vest on February 4, 2014 and 5,071 will vest on February 3, 2015.

(13)	Of these shares, 4,708 vested on February 3, 2013, 4,596 vested on February 4, 2013, 3,379 vested on February 6, 2013, 4,708 will vest on February 3, 2014, 4,597 will vest on February 4, 2014 and 4,709 will vest on February 3, 2015.

(14)	Of these shares, 1,086 vested on February 3, 2013, 1,061 vested on February 4, 2013, 1,014 vested on February 6, 2013, 1,087 will vest on February 3, 2014, 1,061 will vest on February 4, 2014 and 1,087 will vest on February 3, 2015.

(15)	Includes 68,435, 71,344 and 76,126 performance-vested restricted shares that vest, if at all, based on the applicable performance measures over the 2012-2014, 2011-2013, and 2010-2012 performance cycles; all performance-vested restricted shares awarded in 2010 for the 2010-2012 performance cycle were forfeited subsequent to December 31, 2012.

(16)	Includes 26,233, 27,348 and 22,705 performance-vested restricted shares that vest, if at all, based on the applicable performance measures over the 2012-2014, 2011-2013, and 2010-2012 performance cycles; all performance-vested restricted shares awarded in 2010 for the 2010-2012 performance cycle were forfeited subsequent to December 31, 2012.

(17)	Includes 15,968 performance-vested restricted shares that vest, if at all, based on the applicable performance measures over the 2012-2014 performance cycle.

(18)	Includes 15,968, 19,025 and 13,356 performance-vested restricted shares that vest, if at all, based on the applicable performance measures over the 2012-2014, 2011-2013, and 2010-2012 performance cycles; all performance-vested restricted shares awarded in 2010 for the 2010-2012 performance cycle were forfeited subsequent to December 31, 2012.

(19)	Includes 14,827, 15,458 and 13,356 performance-vested restricted shares that vest, if at all, based on the applicable performance measures over the 2012-2014, 2011-2013, and 2010-2012 performance cycles; all performance-vested restricted shares awarded in 2010 for the 2010-2012 performance cycle were forfeited subsequent to December 31, 2012.

(20)	Includes 3,422, 3,567 and 4,007 performance-vested restricted shares that vest, if at all, based on the applicable performance measures over the 2012-2014, 2011-2013, and 2010-2012 performance cycles; all performance-vested restricted shares awarded in 2010 for the 2010-2012 performance cycle were forfeited subsequent to December 31, 2012.

The following table sets forth certain information about the amounts received upon the exercise of options or the vesting of restricted shares during the year ended December 31, 2012 for each of the named executive officers on an aggregated basis.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
David W. Williams	—	—	105,544	$3,950,665
Julie J. Robertson	150,000	$2,362,500	39,016	$1,360,909
James A. MacLennan	—	—	—	—
Roger B. Hunt	—	—	16,461	$604,323
William E. Turcotte	—	—	14,630	$546,106
Dennis J. Lubojacky	—	—	6,362	$221,364

(1)	Represents non-qualified stock option grants and restricted share awards under the 1991 Plan for each named executive officer.

(2)	The value is based on the difference in the market price of the shares at the time of exercise and the exercise price of the options.

(3)	The value is based on the average of the high and low stock price on the vesting date multiplied by the aggregate number of shares that vested on such date.

The following table sets forth certain information about retirement payments and benefits under Noble Drilling Corporation defined benefit plans for each of the named executive officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
David W. Williams	Salaried Employees’ Retirement Plan	6.281	$180,711	—
	Retirement Restoration Plan	6.281	$1,754,374	—

Julie J. Robertson	Salaried Employees’ Retirement Plan	24.000	$716,193	—
	Retirement Restoration Plan	24.000	$3,480,892	—

James A. MacLennan	Salaried Employees’ Retirement Plan	0.978	$26,164	—
	Retirement Restoration Plan	0.978	$18,479	—

Roger B. Hunt (3)	Salaried Employees’ Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—

William E. Turcotte (3)	Salaried Employees’ Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—

Dennis J. Lubojacky (3)	Salaried Employees’ Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—

(1)	Computed as of December 31, 2012, which is the same pension plan measurement date used for financial statement reporting purposes for our audited consolidated financial statements and notes thereto included in the 2012 Form 10-K.

(2)	For purposes of calculating the amounts in this column, retirement age was assumed to be the normal retirement age of 65, as defined in the Noble Drilling Corporation Salaried Employees’ Retirement Plan. A description of the valuation method and all material assumptions applied in quantifying the present value of accumulated benefit is set forth in Note 13 to our audited consolidated financial statements in the 2012 Form 10-K.

(3)	Not a participant in the Noble Drilling Corporation Salaried Employees’ Retirement Plan or the Noble Drilling Corporation Retirement Restoration Plan during 2012.

Under the Noble Drilling Corporation Salaried Employees’ Retirement Plan, the normal retirement date is the date that the participant attains the age of 65. The plan covers salaried employees, but excludes certain categories of salaried employees including any employees hired after July 31, 2004. A participant’s date of hire is the date such participant first performs an hour of service for the Company or its subsidiaries, regardless of any subsequent periods of employment or periods of separation from employment with the Company or its subsidiaries. David W. Williams was employed by a subsidiary of the Company from May to December 1994. Under the plan, Mr. Williams became a participant of the plan effective January 1, 2008, upon completion of a requisite period of employment. Mr. MacLennan likewise is eligible to participate in the plan as a result of his prior service with the Company.

A participant who is employed by the Company or any of its affiliated companies on or after his or her normal retirement date (the date that the participant attains the age of 65) is eligible for a normal retirement pension upon the earlier of his or her required beginning date or the date of termination of his or her employment for any reason other than death or transfer to the employment of another of the Company’s affiliated companies. Required beginning date is defined in the plan generally to mean the April 1 of the calendar year following the later of the calendar year in which a participant attains the age of 70 1/2 years or the calendar year in which the participant commences a period of severance, which (with certain exceptions) commences with the date a participant ceases to be employed by the Company or any of its affiliated companies for reasons of retirement, death, being discharged, or voluntarily ceasing employment, or with the first anniversary of the date of his or her absence for any other reason.

The normal retirement pension accrued under the plan is in the form of an annuity which provides for a payment of a level monthly retirement income to the participant for life, and in the event the participant dies prior to receiving 120 monthly payments, the same monthly amount will continue to be paid to the participant’s designated beneficiary until the total number of monthly payments equals 120. Participants may elect to receive, in lieu of one of the other optional forms of payment provided in the plan, each such option being the actuarial equivalent of the normal form. These optional forms of payment include a single lump-sum (if the present value of the participant’s vested accrued benefit under the plan does not exceed $10,000), a single life annuity, and several forms of joint and survivor elections.

The benefit under the plan is equal to:

•	one percent of the participant’s average monthly compensation multiplied times the number of years of benefit service (maximum 30 years), plus

•

six-tenths of one percent of the participant’s average monthly compensation in excess of one-twelfth of his or her average amount of earnings which may be considered wages under section 3121(a) of the Code, in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which a participant attains (or will attain) social security retirement age, multiplied by the number of years of benefit service (maximum 30 years).

The average monthly compensation is defined in the plan generally to mean the participant’s average monthly rate of compensation from the Company for the 60 consecutive calendar months that give the highest average monthly rate of compensation for the participant. In the plan, compensation is defined (with certain exceptions) to mean the total taxable income of a participant during a given calendar month, including basic compensation, bonuses, commissions and overtime pay, but excluding extraordinary payments and special payments (such as moving expenses, benefits provided under any employee benefit program, and stock options and stock appreciation rights). Compensation includes salary reduction contributions by the participant under any plan maintained by the Company or any of its affiliated companies. Compensation may not exceed the annual compensation limit as specified by the Internal Revenue Service for the given plan year. Any compensation in excess of this limit is taken into account in computing the benefits payable under the Noble Drilling Corporation Retirement Restoration Plan. The Company has not granted extra years of credited service under the restoration plan to any of the named executive officers.

Early retirement can be elected at the time after which the participant has attained the age of 55 and has completed at least five years of service (or for a participant on or before January 1, 1986, when he or she has completed 20 years of covered employment). A participant will be eligible to commence early retirement benefits upon the termination of his or her employment with the Company or its subsidiaries prior to the date that the participant attains the age of 65 for any reason other than death or transfer to employment with another of the Company’s subsidiaries. The formula used in determining an early retirement benefit reduces the accrued monthly retirement income by multiplying the amount of the accrued monthly retirement income by a percentage applicable to the participant’s age as of the date such income commences being paid.

If a participant’s employment terminates for any reason other than retirement, death or transfer to the employment of another of the Company’s subsidiaries and the participant has completed at least five years of service, the participant is eligible for a deferred vested pension. The deferred vested pension for the participant is the monthly retirement income commencing on the first day of the month coinciding with or next following his or her normal retirement date. If the participant has attained the age of 55 and has completed at least five years of service or if the actuarial present value of the participant’s accrued benefit is more than $1,000 but less than $10,000, the participant may elect to receive a monthly retirement income that is computed in the same manner as the monthly retirement income for a participant eligible for an early retirement pension. If the participant dies before benefits are payable under the plan, the surviving spouse or, if the participant is not survived by a spouse, the beneficiary designated by the participant, is eligible to receive a monthly retirement income for life, commencing on the first day of the month next following the date of the participant’s death. The monthly income payable to the surviving spouse or the designated beneficiary shall be the monthly income for life that is the actuarial equivalent of the participant’s accrued benefit under the plan.

The Noble Drilling Corporation Retirement Restoration Plan is an unfunded, nonqualified plan that provides the benefits under the Noble Drilling Corporation Salaried Employees’ Retirement Plan’s benefit formula that cannot be provided by the Noble Drilling Corporation Salaried Employees’ Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Noble Drilling Corporation Salaried Employees’ Retirement Plan under the Code. A participant’s benefit under the Noble Drilling Corporation Retirement Restoration Plan that was accrued and vested on December 31, 2004, will be paid to such participant (or, in the event of his or her death, to his or her designated beneficiary) at the time benefits commence being paid to or with respect to such participant under the Noble Drilling Corporation Salaried Employees’ Retirement Plan, and will be paid in a single lump sum payment, in installments over a period of up to five years, or in a form of payment provided for under the Noble Drilling Corporation Salaried Employees’ Retirement Plan (such form of distribution to be determined by the committee appointed to administer the plan). A participant’s benefit under the Noble Drilling Corporation Retirement Restoration Plan that accrued or became vested after December 31, 2004, will be paid to such participant (or in the event of his or her death, to his or her designated beneficiary) in a single lump sum payment following such participant’s separation from service with the Company and its subsidiaries. Mr. Williams and Ms. Robertson participate in the Noble Drilling Corporation Retirement Restoration Plan.

The following table sets forth for the named executive officers certain information as of December 31, 2012 and for the year then ended about the Noble Drilling Corporation 401(k) Savings Restoration Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David W. Williams	$20,000	—	$18,566	—	$165,290
Julie J. Robertson	—	—	$136,598	—	$1,717,981
James A. MacLennan	$46,875	—	$1,995	—	$48,870
Roger B. Hunt (3)	—	—	—	—	—
William E. Turcotte (3)	—	—	—	—	—
Dennis J. Lubojacky	$4,840	—	$1,433	—	$15,126

(1)	The Executive Contributions reported in this column are also included in the Salary column of the Summary Compensation Table.

(2)	The Company Contributions reported in this column are also included in the All Other Compensation column of the Summary Compensation Table.

(3)	Not a participant in the Noble Drilling Corporation 401(k) Savings Restoration Plan in 2012.

The Noble Drilling Corporation 401(k) Savings Restoration Plan (which applies to compensation deferred by a participant that was vested prior to January 1, 2005) and the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan (which applies to employer matching contributions and to compensation that was either deferred by a participant or became vested on or after January 1, 2005) are nonqualified, unfunded employee benefit plans under which certain highly compensated employees of the Company and its subsidiaries may elect to defer compensation in excess of amounts deferrable under the Noble Drilling Corporation 401(k) Savings Plan and, subject to certain limitations specified in the plan, receive employer matching contributions in cash. The employer matching amount is determined in the same manner as are employer matching contributions under the Noble Drilling Corporation 401(k) Savings Plan.

Compensation considered for deferral under these nonqualified plans consists of cash remuneration payable by an employer, defined in the plan to mean certain subsidiaries of the Company, to a participant in the plan for personal services rendered to such employer prior to reduction for any pre-tax contributions made by such employer and prior to reduction for any compensation reduction amounts elected by the participant for benefits, but excluding bonuses, allowances, commissions, deferred compensation payments and any other extraordinary remuneration. For each plan year, participants are able to defer up to 19 percent of their basic compensation for the plan year, all or any portion of any bonus otherwise payable by an employer for the plan year, and for plan years commencing prior to January 1, 2009, the applicable 401(k) amount. The applicable 401(k) amount is defined to mean, for a participant for a plan year, an amount equal to the participant’s basic compensation for such plan year, multiplied by the contribution percentage that is in effect for such participant under the Noble Drilling Corporation 401(k) Savings Plan for the plan year, reduced by the lesser of (i) the applicable dollar amount set forth in Section 402(g)(1)(B) of the Code for such year or (ii) the dollar amount of any Noble Drilling Corporation 401(k) Savings Plan contribution limitation for such year imposed by the committee.

A participant’s benefit under these nonqualified plans normally will be distributed to such participant (or in the event of his or her death, to his or her designated beneficiary) in a single lump sum payment or in approximately equal annual installments over a period of five years following such participant’s separation from service with the Company and its subsidiaries. Mr. Williams, Ms. Robertson, Mr. MacLennan and Mr. Lubojacky are participants in the Noble Drilling Corporation 401(k) Savings Restoration Plan and in the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Change of Control Employment Agreements

The Company has guaranteed the performance of a change of control employment agreement entered into by a subsidiary of the Company with each executive officer as of December 31, 2008 and December 9, 2009 (when the original agreements were amended and restated). These change of control employment agreements become effective upon a change of control of the Company (as described below) or a termination of employment in connection with or in anticipation of such a change of control, and remain effective for three years thereafter.

The agreement provides that if the officer’s employment is terminated within three years after a change of control or prior to but in anticipation of a change of control, either (1) by us for reasons other than death, disability or “cause” (as defined in the agreement) or (2) by the officer for “good reason” (which term includes a material diminution of responsibilities or compensation and which allows us a cure period following notice of the good reason) or upon the officer’s determination to leave without any reason during the 30-day period immediately following the first anniversary of the change of control, the officer will receive or be entitled to the following benefits:

•

a lump sum amount equal to the sum of (i) the prorated portion of the officer’s highest bonus paid either in the last three years before the change of control or for the last completed fiscal year after the change of control (the “Highest Bonus”), (ii) an amount equal to 18 times the highest monthly COBRA premium (within the meaning of Code Section 4980B) during the 12-month period preceding the termination of the officer’s employment, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (collectively, the “Accrued Obligations”);

•

a lump sum payment equal to three (or in the case of Mr. Lubojacky, one) times the sum of the officer’s annual base salary (based on the highest monthly salary paid in the 12 months prior to the change of control) and the officer’s Highest Bonus (the “Severance Amount”);

•

welfare benefits for an 18-month period to the officer and the officer’s family at least equal to those that would have been provided had the officer’s employment been continued. If, however, the officer becomes reemployed with another employer and is eligible to receive welfare benefits under another employer provided plan, the welfare benefits provided by the Company and its affiliates would be secondary to those provided by the new employer (“Welfare Benefit Continuation”);

•

a lump sum amount equal to the excess of (i) the actuarial equivalent of the benefit under the qualified and nonqualified defined benefit retirement plans of the Company and its affiliated companies in which the officer would have been eligible to participate had the officer’s employment continued for three years after termination over (ii) the actuarial equivalent of the officer’s actual benefit under such plans (the “Supplemental Retirement Amount”);

•

in certain circumstances, an additional payment in an amount such that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under Section 4999 (the so-called Parachute Payment excise tax) of the Code, if any, had been imposed (the “Excise Tax Payment”), although the Excise Tax Payment has been eliminated for all future executive officers;

•	outplacement services for six months (not to exceed $50,000); and

•	the 100 percent vesting of all benefits under the 1991 Plan and any other similar plan to the extent such vesting is permitted under the Code.

A “change of control” is defined in the agreement to mean:

•

the acquisition by any individual, entity or group of 15 percent or more of the Company’s outstanding shares, but excluding any acquisition directly from the Company or by the Company, or any acquisition by any corporation under a reorganization, merger, amalgamation or consolidation if the conditions described below in the third bullet point of this definition are satisfied;

•	individuals who constitute the incumbent board of directors (as defined in the agreement) of the Company cease for any reason to constitute a majority of the board of directors;

•

consummation of a reorganization, merger, amalgamation or consolidation of the Company, unless following such a reorganization, merger, amalgamation or consolidation (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such transaction, (ii) no person, other than the Company or any person beneficially owning immediately prior to such transaction 15 percent or more of the outstanding shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of the company resulting from such transaction were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such transaction;

•

consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, for which following such sale or other disposition, (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such sale or other disposition of assets, (ii) no person, other than the Company or any person beneficially owning immediately prior to such transaction 15 percent or more of the outstanding shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of such company or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of such company were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such sale or other disposition of assets; or

•	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

However, a “change of control” will not occur as a result of a transaction if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) either (A) the shareholdings for such holding company immediately following such transaction are the same as the shareholdings immediately prior to such transaction or (B) the shares of the Company’s voting securities outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction.

Under the agreement, “cause” means (i) the willful and continued failure by the officer to substantially perform his duties or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially detrimental to the Company or its affiliates.

Payments to “specified employees” under Code Section 409A may be delayed until six months after the termination of the officer’s employment.

The agreement contains a confidentiality provision obligating the officer to hold in strict confidence and not to disclose or reveal, directly or indirectly, to any person, or use for the officer’s own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings or other confidential or proprietary information belonging to or concerning the Company or any of its affiliated companies, with certain exceptions set forth expressly in the provision. Any term or condition of the agreement may be waived at any time by the party entitled to have the benefit thereof (whether the subsidiary of the Company party to the agreement or the officer) if evidenced by a writing signed by such party.

The agreement provides that payments thereunder do not reduce any amounts otherwise payable to the officer, or in any way diminish the officer’s rights as an employee, under any employee benefit plan, program or arrangement or other contract or agreement of the Company or any of its affiliated companies providing benefits to the officer.

Assuming a change of control had taken place on December 31, 2012 and the employment of the named executive officer was terminated either (1) by us for reasons other than death, disability or cause or (2) by the officer for good reason, the following table sets forth the estimated amounts of payments and benefits under the agreement for each of the indicated named executive officers.

Payment or Benefit	David W. Williams	Julie J. Robertson	James A. MacLennan	Roger B. Hunt	William E. Turcotte	Dennis J. Lubojacky
Accrued Obligations	$1,534,226	$673,253	$7,332	$379,226	$409,226	$140,362
Severance Amount	$7,500,000	$3,555,000	$1,125,000	$2,295,000	$2,370,000	$377,913
Welfare Benefit Continuation	$63,822	$41,581	$21,803	$49,458	$49,774	$17,377
Supplemental Retirement Amount	$768,599	$395,994	$112,687	—	—	—
Excise Tax Payment	$7,049,060	—	—	$1,709,290	$1,682,376	—
Outplacement Services (1)	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000
Accelerated Vesting of Options and Restricted Stock Units (2) (3)	$11,937,132	$4,293,202	$2,983,609	$2,725,013	$2,449,378	$605,624

(1)	Represents an estimate of the costs to the Company of outplacement services for six months.

(2)	The total number of restricted stock units held at December 31, 2012 (the last trading day of 2012), and the aggregate value of accelerated vesting thereof at December 31, 2012 (computed by multiplying $34.82, the closing market price of the shares at December 31, 2012, by the total number of restricted shares and units held), were as follows: Mr. Williams – 342,824 shares valued at $11,937,132; Ms. Robertson – 123,297 shares valued at $4,293,202; Mr. MacLennan – 80,231 shares valued at $2,793,644; Mr. Hunt – 78,260 shares valued at $2,725,013; Mr. Turcotte – 70,344 shares valued at $2,449,378 and Mr. Lubojacky – 17,393 shares valued at $605,624. These amounts include shares that did not vest and were forfeited with respect to the 2010-2012 performance cycle subsequent to December 31, 2012.

(3)	The total number of unvested options held at December 31, 2012, and the aggregate value of the accelerated vesting thereof at December 31, 2012 (computed by multiplying $34.82, the closing market price of shares at December 31, 2012, by the total number of shares subject to the options and subtracting the aggregate exercise price for the options) were as follows: Mr. Williams – 172,830 options valued at $0; Ms. Robertson – 64,283 options valued at $0; Mr. MacLennan – 65,640 options valued at $189,965; Mr. Hunt – 41,000 options valued at $0; Mr. Turcotte – 36,493 options valued at $0; and Mr. Lubojacky – 8,703 options valued at $0.

The agreement provides that if the officer’s employment is terminated within three years after a change of control by reason of disability or death, the agreement will terminate without further obligation to the officer or the officer’s estate, other than for the payment of Accrued Obligations, the Severance Amount, the Supplemental Retirement Amount and the timely provision of the Welfare Benefit Continuation. If the officer’s employment is terminated for cause within the three years after a change of control, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, and the timely payment when otherwise due of any compensation previously deferred by the officer. If the officer voluntarily terminates the officer’s employment within the three years after a change of control (other than during the 30-day period following the first anniversary of a change of control), excluding a termination for good reason, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, the payment of the Accrued Obligations, and the timely payment when otherwise due of any compensation previously deferred by the officer.

In October 2011, the compensation committee approved a new form of change of control employment agreement for executive officers. The terms of the new form of employment agreement are substantially the same as the agreements described above, except the new form only provides benefits in the event of certain terminations by us for reasons other than death, disability or “cause” or by the officer for “good reason” and does not provide for an Excise Tax Payment. Mr. MacLennan, whose employment commenced on January 9, 2012, is party to a change of control employment agreement in the form approved in October 2011. In February 2012, the form of change of control employment agreement was further amended to revise the definition of change in control such that the percentage of our outstanding registered shares or combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%. Mr. Lubojacky is party to a change of control employment agreement in the form approved in February 2012. None of the other named executive officers are party to these new forms of employment agreement.

The 1991 Plan

The 1991 Plan was amended in 2009, among other things, to allow for the award of restricted stock units and incorporate the definition of change of control in the change of control employment agreements to which our named executive officers are party which are described above under “Change of Control Employment Agreements.” In 2010, 2011 and 2012, we granted nonqualified stock options and awarded time-vested and performance-vested restricted stock units under the 1991 Plan to our named executive officers.

In February 2012, the 1991 Plan was amended to revise the definition of change in control such that the percentage of our outstanding registered shares or combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%.

Nonqualified Stock Options

Our nonqualified stock option agreements provide that if a termination of employment occurs after the date upon which the option first becomes exercisable and before the date that is 10 years from the date of the option grant by reason of the officer’s death, disability or retirement, then the option, including any then unvested shares all of which shall be automatically accelerated, may be exercised at any time within five years after such termination of employment but not after the expiration of the 10-year period. If a named executive officer terminated employment on December 31, 2012 due to disability, death or retirement, all the named executive officer’s then outstanding nonqualified stock options granted by us in 2012, 2011 and 2010 would have become fully exercisable. Under the 1991 Plan, retirement means a termination of employment with the Company or an affiliate of the Company on a voluntary basis by a person if immediately prior to such termination of employment, the sum of the age of such person and the number of such person’s years of continuous service with the Company or one or more of its affiliates is equal to or greater than 60.

Assuming that the named executive officer’s employment terminated on December 31, 2012 due to disability, death or retirement, the following table sets forth certain information about unexercisable options subject to accelerated vesting for the indicated named executive officers.

Name	Number of Shares Underlying Unexercisable Options Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
David W. Williams	172,830	—
Julie J. Robertson	64,283	—
James A. MacLennan	65,640	$189,965
Roger B. Hunt	41,000	—
William E. Turcotte	36,493	—
Dennis J. Lubojacky	8,703	—

Restricted Stock Units

We granted time-vested and performance-vested restricted stock units in 2010, 2011 and 2012, some of which continue to be subject to vesting restrictions.

Assuming that either the named executive officer’s employment terminated on December 31, 2012 due to disability or death or, in the event of the restricted stock units, a change of control had taken place on that date, the following table sets forth certain information about restricted stock units subject to accelerated vesting for the indicated named executive officers.

Name	Number of Time-Vested Restricted Stock Units Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
David W. Williams	126,881	$4,417,996
Julie J. Robertson	47,000	$1,636,540
James A. MacLennan	64,263	$2,237,638
Roger B. Hunt	29,905	$1,041,292
William E. Turcotte	26,697	$929,590
Dennis J. Lubojacky	6,396	$222,709

Our performance-vested restricted stock unit agreements provide for the vesting of 66.7 percent of the awards for the 2010-2012 cycle and 50 percent of the awards for each of the 2011-2013 and 2012-2014 cycles upon the occurrence of a change of control of the Company (whether with or without termination of employment of the officer by the Company or an affiliate). The agreements also provide for pro rata vesting upon the occurrence of the death, disability or retirement of the officer, based on months of service completed in the performance period; however, such vesting is also subject to the actual performance achieved and may not result in an award. The agreements define a change of control as set out in the 1991 Plan, provided the change of control also satisfies the requirements of Code Section 409A. Assuming that a change of control had taken place on December 31, 2012, the following table sets forth certain information about restricted stock units subject to accelerated vesting for the indicated named executive officers. The amounts in the table below include the shares that did not vest and were forfeited with respect to the 2010-2012 cycle subsequent to December 31, 2012.

Name	Number of Performance-Vested Restricted Stock Units Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
David W. Williams	215,943	$7,519,135
Julie J. Robertson	76,297	$2,656,662
James A. MacLennan	15,968	$556,006
Roger B. Hunt	48,355	$1,683,721
William E. Turcotte	43,647	$1,519,789
Dennis J. Lubojacky	10,997	$382,916

DIRECTOR COMPENSATION

The compensation committee of our Board sets the compensation of our directors. In determining the appropriate level of compensation for our directors, the compensation committee considers the commitment required from our directors in performing their duties on behalf of the Company, as well as comparative information the committee obtains from compensation consulting firms and from other sources. Set forth below is a description of the compensation of our directors.

Annual Retainers and Other Fees and Expenses.

We pay our non-employee directors an annual retainer of $50,000 of which 20 percent is paid in shares under the Noble Corporation Equity Compensation Plan for Non-Employee Directors. Under this plan, non-employee directors may elect to receive up to all of the remaining 80% in shares or cash. Non-employee directors make elections on a quarterly basis. The number of shares to be issued under the plan in any particular quarter is generally determined using the average of the daily closing prices of the shares for the last 15 consecutive trading days of the previous quarter. No options are issuable under the plan, and there is no “exercise price” applicable to shares delivered under the plan.

In addition, we pay our non-employee directors a Board meeting fee of $2,000. We pay each member of our audit committee a committee fee of $2,500 per meeting and each member of our other committees a committee meeting fee of $2,000 per meeting. The chair of the audit committee receives an annual retainer of $25,000, the chair of the compensation committee receives an annual retainer of $20,000 and the chair of each other standing Board committee receives an annual retainer of $15,000. The lead director also receives an annual fee of $20,000. We also reimburse directors for travel, lodging and related expenses they may incur in attending Board and committee meetings, and related activities in connection with the duties as director.

Non-Employee Director Stock Options and Restricted Shares.

Under the Noble Corporation 1992 Nonqualified Stock Option and Restricted Share Plan for Nonemployee Directors (the “1992 Plan”) each annually-determined award of a variable number of restricted shares or unrestricted shares is made on a date selected by the Board, or if no such date is selected by the Board, the date on which the Board action approving such award is taken. Any future award of restricted shares will be evidenced by a written agreement that will include such terms and conditions not inconsistent with the terms and conditions of the 1992 Plan as the Board considers appropriate in each case.

On July 27, 2012, an award of 8,332 unrestricted shares under the 1992 Plan was made to each non-employee director serving on that date.

The following table shows the compensation of our directors for the year ended December 31, 2012.

Director Compensation for 2012

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael A. Cawley	$100,000	$313,367	—	—	—	—	$413,367
Lawrence J. Chazen	$88,500	$313,367	—	—	—	—	$401,867
Julie H. Edwards	$86,500	$313,367	—	—	—	—	$399,867
Gordon T. Hall	$86,500	$313,367	—	—	—	—	$399,867
Jack E. Little	$78,125	$313,367	—	—	—	—	$391,492
Marc E. Leland	$52,250	—	—	—	—	—	$52,250
Jon A. Marshall	$79,750	$313,367	—	—	—	—	$393,117
Mary P. Ricciardello	$106,000	$313,367	—	—	—	—	$419,367

(1)	The total number of options to purchase shares outstanding as of December 31, 2012 under the 1992 Plan was as follows: Mr. Cawley – 38,000 options; Mr. Chazen – 8,000 options; Ms. Edwards – 20,000 options; Mr. Hall – none; Mr. Little – 38,000 options; Mr. Leland – 8,000 options Mr. Marshall – none; and Ms. Ricciardello – 28,000 options.

(2)	Includes the portion of the $50,000 annual retainer paid to our directors in shares under the Noble Corporation Equity Compensation Plan for Non-Employee Directors.

(3)	Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 for unrestricted shares awarded in 2012. For the unrestricted shares awarded in 2012 to each director listed in the Director Compensation Table, the full FASB ASC Topic 718 grant date fair value was recognized in 2012 on the date the award of unrestricted shares was made.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth as of December 31, 2012 information regarding securities authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,532,642	$32.44	8,276,110
Equity compensation plans not approved by security holders	N/A	N/A	224,610	(1)
Total	4,532,642	$32.44	8,500,720

(1)	Consists of shares issuable under the Noble Drilling Corporation 401(k) Savings Restoration Plan and the Noble Corporation Equity Compensation Plan for Non-Employee Directors.

A description of the material features of the Noble Drilling Corporation 401(k) Savings Restoration Plan and the Noble Corporation Equity Compensation Plan for Non-Employee Directors is set forth on pages 39 and 46, respectively, of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10 percent of the shares, to file with the SEC initial reports of ownership and reports of changes in ownership of such shares. Directors, officers and beneficial owners of more than 10 percent of the shares are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our directors and officers that no other reports were required, during the year ended December 31, 2012, our directors, officers and beneficial owners of more than 10 percent of the shares complied with all applicable Section 16(a) filing requirements.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of

Noble Corporation:

The board of directors (the “Board”) of Noble Corporation (the “Company”) maintains an audit committee composed of three non-management directors. The Board has determined that the audit committee’s current membership satisfies the rules of the U.S. Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) that govern audit committees, including the requirements for audit committee member independence set out in Section 303A.02 of the NYSE’s corporate governance standards and Rule 10A-3 under the United States Securities Exchange Act of 1934.

The audit committee oversees the Company’s financial reporting process on behalf of the entire Board. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the audit committee are to select and retain the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and publish this report, and to assist the Board with oversight of the following:

•	integrity of the Company’s financial statements,

•	compliance by the Company with standards of business ethics and legal and regulatory requirements,

•	qualifications and independence of the Company’s independent auditors and

•	performance of the Company’s independent auditors and internal auditors.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management of the Company.

The audit committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Public Company Accounting Oversight Board AU Section 380. In addition, the audit committee has discussed with the Company’s independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures below and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regulating the independent auditor’s communications with the audit committee concerning independence.

The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The audit committee held nine meetings during 2012 and met again on January 23, 2013, February 1, 2013 and February 25, 2013.

Summary

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The audit committee also determined that the provision of services other than audit services rendered by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

February 25, 2013	AUDIT COMMITTEE

Mary P. Ricciardello, Chair

Lawrence J. Chazen

Gordon T. Hall

AUDITORS

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services rendered during each of the two years in the period ended December 31, 2012 (in thousands):

	2012	2011
Audit Fees (1)	$5,175	$4,568
Audit-Related Fees (2)	121	127
Tax Compliance Fees	2,110	2,225
Tax Consulting Fees (3)	2,154	3,173
All Other Fees (4)	—	815

Total	$9,560	$10,908

(1)	Represents fees for professional services rendered for the audit of the Company’s annual financial statements for 2012 and 2011 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for each of those years.

(2)	Represents fees for professional services rendered for benefit plan audits for 2012 and 2011.

(3)	Fees for 2011 include approximately $1.1 million for professional services rendered in connection with our acquisition of FDR Holdings Limited (“Frontier”) and subsequent restructuring.

(4)	The majority of the 2011 amount represents fees for advisory services rendered in connection with our January 2011 bond offering.

Pre-Approval Policies and Procedures

In January 2004, the audit committee adopted a pre-approval policy framework for audit and non-audit services, which established that the audit committee’s policy is, each year, to adopt a pre-approval policy framework under which specified audit services, audit-related services, tax services and other services may be performed without further specific engagement pre-approval. On February 1, 2013 and February 3, 2012, the audit committee readopted such policy framework for 2013 and 2012, respectively. Under the policy framework, all tax services provided by the independent auditor must be separately pre-approved by the audit committee. Requests or applications to provide services that do require further, separate approval by the audit committee are required to be submitted to the audit committee by both the independent auditors and the chief accounting officer, chief financial officer or controller of the Company, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence.

PROPOSAL 2

APPROVAL OF THE 2012 ANNUAL REPORT, THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 2012 AND THE STATUTORY FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 2012

Our Board proposes that the 2012 Annual Report, the consolidated financial statements of the Company for fiscal year 2012 and the statutory financial statements of the Company for fiscal year 2012 be approved. The consolidated financial statements of the Company for fiscal year 2012 and the statutory financial statements of the Company for fiscal year 2012 are contained in the 2012 Annual Report, which was made available to all registered shareholders with this invitation and proxy statement. In addition, these materials will be available for physical inspection at the Company’s registered office at Dorfstrasse 19A, 6340 Baar, Zug, Switzerland. The 2012 Annual Report also contains the reports of PricewaterhouseCoopers AG, the Company’s auditor pursuant to the Swiss Code of Obligations, and information on our business activities and our business and financial situation.

Under Swiss law, the 2012 Annual Report, the consolidated financial statements for fiscal year 2012 and the statutory financial statements for fiscal year 2012 must be submitted to shareholders for approval at each annual general meeting.

Approval of the proposal requires the affirmative vote of holders of at least a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the approval of the 2012 Annual Report, the consolidated financial statements of the Company for fiscal year 2012 and the statutory financial statements of the Company for fiscal year 2012.

PROPOSAL 3

DIVIDEND PAYMENT FUNDED FROM CAPITAL CONTRIBUTION RESERVE

Our Board proposes that our shareholders approve the following: (A) the release and allocation of CHF 524,624,771.44, which is equal to approximately USD $563,143,807.90 using the currency exchange rate as published by the Swiss National Bank on February 21, 2013 (CHF 0.9316/1.0 USD), from the Company’s capital contribution reserve to a special reserve account (the “Dividend Reserve”), (B) a dividend in the amount of USD $1.00 per share to be distributed out of the Dividend Reserve and paid in four installments of USD $0.25 per share (each, an “Installment”) in August 2013, November 2013, February 2014 and May 2014 (in each case subject to the availability of a sufficient amount in the Dividend Reserve); provided that the Board of Directors shall have the authority to accelerate the payment of any Installment or portions thereof in its sole discretion at any time prior to payment of the final Installment and (C) the automatic re-allocation to the capital contribution reserve of any amount of the Dividend Reserve remaining after payment of the final quarterly installment of the dividend. The total amount of the actual dividend payments will be limited to the amount of the Dividend Reserve. Each quarterly installment will be payable for shares issued and outstanding on the record date for the respective installment (excluding treasury shares held by the Company).

Purpose of the Proposal

According to Swiss law, dividend distributions funded from capital contribution reserve are not subject to Swiss federal withholding tax. In the past, we have paid cash dividends on our shares in the form of a return of capital through a par value reduction. However, in light of this exemption from Swiss federal withholding tax and the amount of our capital contribution reserve, our Board proposes to pay a cash dividend funded from our capital contribution reserve.

Our Board proposes to pay a dividend in the amount of USD $1.00 per share. Subject to the Dividend Reserve not being exceeded, as further explained below, the dividend would be distributed to shareholders in four installments of USD $0.25 per share in August 2013, November 2013, February 2014 and May 2014. This amount will be payable for shares issued and outstanding on the record date for the respective quarterly installment (excluding treasury shares held by the Company). Notwithstanding the above, our Board shall have the authority to accelerate the payment of any Installment or portions thereof in its sole discretion at any time prior to the payment of the final Installment.

Based on the number of shares outstanding as of a recent date and the currency exchange rate as published by the Swiss National Bank on February 21, 2013 (CHF 0.9316/1.0 USD), the aggregate amount of the proposed dividend in Swiss francs would be CHF 247,243,220.10. The actual aggregate amount of the dividend in Swiss francs will not be known until after the payment of the final quarterly installment because of the potential for the issuance of additional shares from conditional and/or authorized share capital as well as fluctuations in the value of the Swiss franc relative to the U.S. dollar.

As of December 31, 2012, the Company had a capital contribution reserve of CHF 9,006,908,924. Our Board proposes that CHF 524,624,771.44 of the existing capital contribution reserve, which is equal to approximately USD $563,143,807.90 using the exchange rate described in the preceding paragraph, be made available for purposes of the dividend (including all four installments) by way of a release and allocation of such amount to the Dividend Reserve. This Dividend Reserve (in U.S. dollars) will initially exceed the aggregate amount (in U.S. dollars) that we expect to pay to shareholders by approximately 110% assuming Proposal 7 extending the authority to issue authorized share capital is approved by shareholders. Our Board is proposing this excess amount in order to increase the likelihood that the issuance of new shares from conditional and/or authorized share capital (which shares, to the extent then issued and outstanding, would generally share in the upcoming quarterly dividend installments) or a decrease in value of the Swiss franc relative to the U.S. dollar will not cause the actual aggregate amount of the dividend payments to exceed the amount in the Dividend Reserve.

In addition, at the time of the release and allocation of capital contribution reserve to the Dividend Reserve, the expected aggregate dividend amount (including all four installments), which excludes the excess allocation described above, will be reclassified as a “liability to shareholders” in the Swiss statutory financial statements and a “dividend payable” for U.S. GAAP accounting purposes.

At the time of the payment of each quarterly installment of the dividend, the aggregate amount of the unpaid quarterly installments will be re-estimated to account for the issuance of additional shares and changes in the value of the Swiss franc relative to the U.S. dollar. The liability to shareholders will automatically be adjusted accordingly through a reclassification of an amount from the Dividend Reserve to correspond to the re-estimated amount of the unpaid installments, subject to the Dividend Reserve not being exceeded as described below.

Any amount of the liability to shareholders remaining after the payment of the final quarterly installment of the dividend will be automatically re-allocated to the Dividend Reserve, and any amount remaining in the Dividend Reserve will automatically be reclassified as capital contribution reserve.

If, notwithstanding the allocation of the excess amount to the Dividend Reserve as described above, the Dividend Reserve would be exceeded upon the occurrence of the payment of a quarterly dividend installment, the Company would be required under the terms of this Proposal to adjust the upcoming quarterly installment downward so that the aggregate U.S. dollar dividend payment (when converted to CHF) does not exceed the Dividend Reserve. No further quarterly installment payments can be made after the Dividend Reserve is expended.

Our Board will set the payment date of each dividend installment within the specified month set forth above and confirm at such time that the Dividend Reserve has not been exceeded. As described above, our Board shall have the authority to accelerate the payment of any Installment or portions thereof, Shares issued after the date of the 2013 annual general meeting of shareholders will generally participate in the dividend installments, except with respect to shares issued between the record date and the payment date with respect to the relevant installment.

Approval of the proposal requires the affirmative vote of a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the approval of (A) the release and allocation of CHF 524,624,771.44 from capital contribution reserve to dividend reserve, (B) a dividend payment in the amount of USD $1.00 per share from dividend reserve and paid in four installments of USD $0.25 per share (provided that the Board shall have the authority to accelerate payment of any Installment as described above) and (C) the automatic re-allocation to capital contribution reserve of any amount of the dividend reserve remaining after payment of the final quarterly installment of the dividend.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND ELECTION OF PRICEWATERHOUSECOOPERS AG AS STATUTORY AUDITOR

The audit committee of our Board has voted unanimously to appoint PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2013, and to elect PricewaterhouseCoopers AG as statutory auditor for a one-year term commencing on the date of the 2013 annual general meeting of shareholders and terminating on the date of the 2014 annual general meeting of shareholders. PricewaterhouseCoopers LLP has audited our financial statements since 1994. PricewaterhouseCoopers AG served as our statutory auditor for the year ending December 31, 2012.

Representatives of PricewaterhouseCoopers LLP and PricewaterhouseCoopers AG, are expected to be present at the annual general meeting to respond to appropriate questions from shareholders, and they will be given the opportunity to make a statement should they desire to do so.

Approval of the proposal requires the affirmative vote of a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 and the election of PricewaterhouseCoopers AG as the Company’s statutory auditor for a one-year term.

PROPOSAL 5

DISCHARGE OF THE MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS FOR FISCAL YEAR 2012

Our Board proposes that our shareholders discharge the members of our Board and our executive officers from personal liability for activities during fiscal year 2012.

Pursuant to Article 752-761 of the Swiss Code of Obligations, directors and officers of a Swiss company are, to the extent of their wrongdoing, personally liable not only to the company, but also to each shareholder and to the company’s creditors for any loss or damage caused by an intentional or negligent violation of their duties. Accordingly, in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, it is customary for Swiss companies to request shareholders at the annual general meeting to discharge the directors and executive officers from personal liability for their activities during the preceding fiscal year. This release applies to any liability the directors and executive officers may have for losses or damages caused by an intentional or negligent violation of their duties under Swiss law. This release does not apply to any personal liability the directors and executive officers may have under U.S. federal securities laws.

This discharge is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, whether or not included in our filings with the SEC) and only binds shareholders who either voted in favor of this proposal or who subsequently acquired shares with knowledge of this resolution. Shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal, or acquire their shares without knowledge of the approval of this resolution, must bring, as a plaintiff, any claims in shareholder derivative suits under Swiss law within six months after the approval of this resolution. The right of such shareholders to claim damages on behalf of the Company expires six months after this resolution has passed. By voting for this proposal, you may be giving up the ability to bring claims in shareholder derivative suits under Swiss law.

Approval of the proposal requires the affirmative vote of holders of at least a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld. Any votes by members of our Board and our executive officers will be disregarded for purposes of this proposal.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the discharge of the members of our Board and our executive officers for fiscal year 2012.

PROPOSAL 6

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board recognizes the interest the Company’s shareholders have in the compensation of the Company’s named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal, commonly known as a “say on pay” proposal, provides the Company’s shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy beginning on page 17 of this proxy statement and the compensation tables beginning on page 33 of this proxy statement. This advisory vote is intended to give the Company’s shareholders an opportunity to provide an overall assessment of the compensation of the Company’s named executive officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s shareholders. In particular, there were several key actions taken by the compensation committee during 2012 and 2013 to strengthen the alignment of pay with performance and corporate governance in the area of executive compensation, as discussed in “Compensation Program Changes and Highlights” on page 19 of this proxy statement.

As an advisory vote, the shareholders’ vote on this proposal is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the compensation committee of our Board will review voting results on this proposal and give consideration to the outcome when making future executive compensation decisions for the Company’s named executive officers.

Approval of the proposal, on an advisory basis, requires the affirmative vote of holders of at least a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where a contrary vote is indicated or authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2013 annual general meeting of shareholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

PROPOSAL 7

EXTENSION OF BOARD AUTHORITY TO ISSUE AUTHORIZED SHARE CAPITAL

Our share capital registered in the Commercial Registry of the Canton of Zug as of February 28, 2013 was CHF 838,372,500 (based on the current par value of CHF 3.15 per share), or 266,150,000 registered shares (our “Current Share Capital”), which includes shares held in treasury. As of February 28, 2013, we had 253,247,772 shares outstanding, excluding shares held in treasury.

Under Swiss law, our shareholders may authorize our Board to issue new registered shares at any time within a period of no more than two years and, thereby, increase our share capital by a maximum amount of 50% of our then existing share capital. Our Board was granted the authority to issue up to 133,075,000 authorized shares in March 2011. This authority is set forth in Article 6 paragraph 1 of our Articles of Association and will expire on April 28, 2013.

Our Board believes its authority to issue registered shares should be extended for an additional two-year period from the date of the annual general meeting until April 25, 2015. Therefore, our Board proposes that our shareholders grant the Board the authority to issue up to 133,075,000 shares until April 25, 2015 and approve the amendment to Article 6 paragraph 1 of our Articles of Association accordingly. The maximum number corresponds to 50% of our Current Share Capital. Our Board believes that providing our Board this authority will allow our Board to retain the flexibility to issue registered shares for acquisition, financing or other business purposes in a timely manner without first obtaining specific shareholder approval and therefore may be an important part of our growth. Without the authority to issue authorized shares, our Board would not be able to issue any new registered shares without first calling a general meeting of our shareholders and obtaining the favorable vote of shareholders to amend our Articles of Association to increase our capital. Such a meeting would require us to prepare and distribute a proxy statement in accordance with the rules of the SEC. This could result in a substantial delay in the ability of our Board to issue shares. Our Board believes that providing our Board the flexibility to issue additional authorized shares quickly could be a strategic benefit.

We currently do not have any specific plans, proposals or arrangements to issue any of the authorized registered shares for any purpose. However, in the ordinary course of our business, our Board may determine from time to time that the issuance of registered shares is in the best interest of the Company.

In order to extend the authority of our Board to issue authorized share capital until April 25, 2015, Article 6 paragraph 1 of our Articles of Association will be amended to read as follows:

Artikel 6: Genehmigtes Aktienkapital	Article 6: Authorized Share Capital
[1]Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis spätestens zum 25. April 2015, im Maximalbetrag von Schweizer Franken 419,186,250 durch Ausgabe von höchstens 133,075,000 vollständig zu liberierenden Aktien mit einem Nennwert von je Schweizer Franken 3.15 zu erhöhen. Eine Erhöhung des Aktienkapitals (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.	[1]The Board of Directors is authorized to increase the share capital no later than April 25, 2015, by a maximum amount of Swiss Francs 419,186,250 by issuing a maximum of 133,075,000 fully paid-up Shares with a par value of Swiss Francs 3.15 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts, shall be permissible.

Approval of the proposal requires the affirmative vote of at least two-thirds of the shares represented at the annual general meeting and the absolute majority of the par value of such shares in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the proposal to extend the authority of our Board to increase the share capital by issuing a maximum of 133,075,000 registered shares until April 25, 2015 and the corresponding amendment of our Articles of Association.

OTHER MATTERS

Shareholder Proposals

Any proposal by a shareholder intended to be presented at the 2014 annual general meeting of shareholders must be received by the Company at our principal executive offices at Dorfstrasse 19A, 6340 Baar, Zug, Switzerland, Attention: Julie J. Robertson, Executive Vice President and Secretary, no later than November 11, 2013, for inclusion in our proxy materials relating to that meeting.

In order for a shareholder to bring business before an annual general meeting of shareholders, a written request must be sent to our corporate secretary not less than 60 nor more than 120 days in advance of the annual general meeting, or, in the case of nominations for the election of directors, not less than 90 days in advance of an annual general meeting. Requests regarding agenda items (other than nominations for the election of directors) must include the name and address of the shareholder, a clear and concise statement of the proposed agenda item, and evidence of the required shareholdings recorded in the share register. Requests for nominations for the election of directors must include the name and address of the shareholder, a representation that the shareholder is entitled to vote and intends to appear at the meeting, a description of all arrangements between the director nominee and the shareholder, other information about the director nominee required to be disclosed in the proxy statement by SEC rules, and the consent of the director nominee. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Solicitation of Proxies

The cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation, will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for a fee of $16,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram and via the Internet by directors, officers and employees of the Company, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and the Company will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

In some cases, only one copy of the proxy materials are being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon a written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders sharing an address may also submit requests for delivery of a single copy of the proxy materials. To request separate or single delivery of these materials now or in the future, shareholders may submit a request by telephone at 1 (800)  322-2885 or in writing to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

Additional Information about the Company

You can learn more about the Company and our operations by visiting our website at www.noblecorp.com. Among other information we have provided there, you will find:

•	our corporate governance guidelines;

•	the charters of each of our standing committees of the Board;

•	our code of business conduct and ethics (and any amendment thereto or waiver of compliance therewith);

•	our Articles of Association and By-laws;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our board of directors and shareholder relations.

Copies of our corporate governance guidelines, the charters of each of our standing committees of the Board and our code of business conduct and ethics are available in print upon request. For additional information about the Company, please refer to our 2012 Annual Report, which is being made available with this proxy statement.

NOBLE CORPORATION

David W. Williams

Chairman, President and Chief Executive Officer

Baar, Switzerland

March 11, 2013

IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope to the following address, arriving no later than the close of business, U.S. Eastern time, on April 25, 2013:

or, if granting a proxy to the independent representative:

↓ Please sign and date the proxy card below and fold and detach the card at the perforation before mailing. ↓

NOBLE CORPORATION ANNUAL GENERAL MEETING OF SHAREHOLDERS ON APRIL 26, 2013

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please check one of the following two boxes:

☐ The signatory, revoking any proxy heretofore given in connection with the Annual General Meeting described below, appoints Noble Corporation as proxy, with full powers of substitution, to represent the signatory at the Annual General Meeting on April 26, 2013 and to vote all shares the signatory is entitled to vote at such Annual General Meeting on all matters properly presented at the meeting.

☐ The signatory, revoking any proxy heretofore given in connection with the Annual General Meeting described below, appoints the independent representative, Mr. Christian Koller of Gloor & Sieger (the "Independent Representative"), with full powers of substitution, to represent the signatory at the Annual General Meeting on April 26, 2013 and to vote all shares the signatory is entitled to vote at such Annual General Meeting on all matters properly presented at the meeting.

If you appoint either Noble Corporation or the Independent Representative to represent you at the Annual General Meeting on April 26, 2013, please provide your voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. **If you do not check either of the above boxes, your proxy will be granted to Noble Corporation. If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors ("FOR" proposals 2, 3, 4, 5, 6, and 7 and "FOR" each director nominee listed on the reverse side). In the event of other proposals during the Annual General Meeting on which voting is permissible under Swiss law, Noble Corporation or the Independent Representative, as applicable, will vote your shares in accordance with the respective recommendation of the Board of Directors.**

The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.

Shareholder sign here Date

Co-Owner sign here Date

The signature on this Proxy Card should correspond exactly with the shareholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

⬇ **Please sign and date the proxy card below on the reverse side, and fold and detach the card at the perforation before mailing.** ⬇

Vote on Proposals **This Proxy Card is valid only when signed and dated**

If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors. The Board of Directors recommends a vote "FOR" proposals 2, 3, 4, 5, 6, and 7 and "FOR" each director nominee listed below.

1. Election of Directors:

1a. Michael A. Cawley for the class of directors whose term will expire in 2016 ❑ **FOR** ❑ **WITHHOLD**

1b. Gordon T. Hall for the class of directors whose term will expire in 2016 ❑ **FOR** ❑ **WITHHOLD**

1c. Ashley Almanza for the class of directors whose term will expire in 2016 ❑ **FOR** ❑ **WITHHOLD**

3. Approval of dividend payment funded from capital contribution reserve in the amount of USD $1.00 per share ❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

5. Approval of the discharge of the members of the Board of Directors and the executive officers of the Company under Swiss law for fiscal year 2012 ❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

6. Approval, on an advisory basis, of the compensation of the Company's named executive officers ❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

7. Approval of an extension of Board authority to issue authorized share capital until April 25, 2015 ❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

Continued on the reverse side. Must be signed and dated on the reverse side.

🡻 **Please sign and date the voting instruction card below and fold and detach the card at the perforation before mailing.** 🡻

NOBLE CORPORATION

ANNUAL GENERAL MEETING OF SHAREHOLDERS ON APRIL 26, 2013

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IMPORTANT NOTE: Please sign, date and return this Voting Instruction Card in the enclosed postage pre-paid envelope, arriving no later than the close of business, U.S. Eastern time, on April 25, 2013.

The undersigned hereby instructs the Trustee of the Noble Drilling Corporation 401(k) Savings Plan ("401(k) Plan") to vote, as designated below, all shares of Noble Corporation that are credited to the account(s) of the undersigned (whether vested or not) in the 401(k) Plan ("401(k) Plan Shares") at the Annual General Meeting on April 26, 2013.

Please provide your voting instructions by marking the applicable instruction boxes on the reverse side of this Voting Instruction Card. **If you do not provide specific voting instructions, the voting rights of your 401(k) Plan Shares will be exercised in the manner recommended by the Board of Directors ("FOR" proposals 2, 3, 4, 5, 6, and 7 and "FOR" each director nominee listed on the reverse side). In the event of other proposals during the Annual General Meeting on which voting is permissible under Swiss law, the Trustee will vote your 401(k) Plan Shares in accordance with the respective recommendation of the Board of Directors.**

The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.

401(k) Plan Participant sign here Date

The signature on this Voting Instruction Card should correspond exactly with the shareholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

↓ **Please sign and date the voting instruction card below on the reverse side, and fold and detach the card at the perforation before mailing.** ↓

Vote on Proposals **This Voting Instruction Card is valid only when signed and dated**

If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors. The Board of Directors recommends a vote "FOR" proposals 2, 3, 4, 5, 6, and 7 and "FOR" each director nominee listed below.

1. Election of Directors:

1a. Michael A. Cawley for the class of directors whose term will expire in 2016.......... ☐ **FOR** ☐ **WITHHOLD**

1b. Gordon T. Hall for the class of directors whose term will expire in 2016.......... ☐ **FOR** ☐ **WITHHOLD**

1c. Ashley Almanza for the class of directors whose term will expire in 2016.......... ☐ **FOR** ☐ **WITHHOLD**

3. Approval of dividend payment funded from capital contribution reserve in the amount of USD $1.00 per share .... ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

5. Approval of the discharge of the members of the Board of Directors and the executive officers of the Company under Swiss law for fiscal year 2012.......... ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

6. Approval, on an advisory basis, of the compensation of the Company's named executive officers...... ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

7. Approval of an extension of Board authority to issue authorized share capital until April 25, 2015..... ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

Continued on the reverse side. Must be signed and dated on the reverse side.